Exhibit 10.67
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “First Amendment Agreement”) dated as of December 6, 2011 (the “First Amendment Effective Date”) is entered into among COLE REIT III OPERATING PARTNERSHIP, LP, Delaware limited partnership (the “Borrower”), the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.
RECITALS
     WHEREAS, the Borrower, the Lenders and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer entered into that certain Credit Agreement dated as of June 27, 2011 (the “Existing Credit Agreement”);
     WHEREAS, the Borrower has requested that the Lenders (a) agree to provide a new term tranche, (b) increase the Aggregate Revolving Commitments and (c) make certain other amendments and modifications to the Existing Credit Agreement; and
     WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended to provide for the matters referred to above and for certain other modifications of the terms of the Existing Credit Agreement, and that, as so amended, the Existing Credit Agreement for ease of reference be restated (after giving effect to this First Amendment Agreement) in the form of Appendix A hereto.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Amended Credit Agreement (as defined below), as the context may require.
     2. Amendment. Effective as of the First Amendment Effective Date, (a) the Existing Credit Agreement is hereby amended by this First Amendment Agreement and for ease of reference restated (after giving effect to this First Amendment Agreement) in the form of Appendix A hereto (the Existing Credit Agreement, as so amended by this First Amendment Agreement, being referred to as the “Amended Credit Agreement”), (b) Schedule 2.01 to the Existing Credit Agreement is hereby amended to read as provided on Schedule 2.01 attached hereto (which Schedule 2.01 shall include the Term A-1 Commitments, the Term A-2 Commitments and the Revolving Commitments as of the First Amendment Effective Date), (c) a new Exhibit C-4 is hereby added to the Amended Credit Agreement to read as provided on Exhibit C-4 attached hereto and (d) Exhibits A and C-2 are each hereby amended to read as attached on Exhibits A and C-2, attached hereto. Except as expressly set forth above and therein, all Schedules and Exhibits to the Existing Credit Agreement will continue in their present forms as Schedules and Exhibits to the Amended Credit Agreement.
     3. Conditions Precedent. This First Amendment Agreement shall become effective upon satisfaction of the following conditions precedent:
     (a) First Amendment Agreement Documents: Receipt by the Administrative Agent of (i) counterparts of this First Amendment Agreement executed by the Borrower, the Required Lenders under the Existing Credit Agreement, each Lender with a Term A-2 Commitment under the Amended Credit Agreement and each Lender providing additional Commitments under the Aggregate Revolving Commitments and (ii) Term A-2 Notes in favor of each Lender requesting a Term A-2 Note, each properly executed by a Responsible Officer of the Borrower.

     (b) Opinions of Counsel: Receipt by the Administrative Agent of a favorable opinion of Kutak Rock LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent.
     (c) Corporate Documents: Receipt by the Administrative Agent of such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this First Amendment Agreement and the other Loan Documents to which such Loan Party is a party.
     (d) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of the Borrower certifying (i) that there has been no event or circumstance since June 27, 2011 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) that, after giving effect to all requested Credit Extensions to be made on the First Amendment Effective Date, (A) the Total Outstandings shall not exceed the Borrowing Base in effect as of the First Amendment Effective Date less any Permitted Unsecured Debt on the First Amendment Effective Date and (B) the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.11 of the Amended Credit Agreement.
     (e) Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the First Amendment Effective Date.
     (f) Attorney Costs. Unless waived by the Administrative Agent, the Borrowers shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to the First Amendment Effective Date.
     (g) Other. Receipt by the Administrative Agent and the Lenders of such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.
     4. New Lenders. By execution of this First Amendment Agreement, each Person identified as a “Lender” on each signature page hereto that is not already a Lender under the Existing Credit Agreement (a “New Lender”) hereby acknowledges, agrees and confirms that, by its execution of this First Amendment Agreement, such Person shall be deemed to be a party to the Amended Credit Agreement and a “Lender” for all purposes of the Amended Credit Agreement and shall have all of the obligations of a Lender thereunder as if it had executed the Existing Credit Agreement. Each New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this First Amendment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Amended Credit Agreement and (ii) it meets the requirements to be an Eligible Assignee, (b) confirms it has received and had an opportunity to review a copy of the Amended Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this First Amendment Agreement, (c) confirms it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this First Amendment Agreement, (d) if it is a Foreign Lender, agrees to provide any documentation required to be delivered by it pursuant to the terms of the Amended Credit Agreement, duly completed and executed by the New Lender; and (e) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time,

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continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Each New Lender hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to Lenders contained in the Amended Credit Agreement.
     5. Miscellaneous.
     (a) The parties hereto agree that, on the First Amendment Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) all Obligations under the Existing Credit Agreement outstanding on the First Amendment Effective Date shall in all respects be continuing and shall be deemed to be Obligations outstanding under the Amended Credit Agreement and (b) the Guaranty made to the Administrative Agent, in favor of the Lenders, shall remain in full force and effect with respect to the Obligations (as set forth in the Amended Credit Agreement) and is hereby reaffirmed. The parties hereto further acknowledge and agree that this First Amendment Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 10.01 of the Existing Credit Agreement.
     (b) Except as expressly set forth herein, this First Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Lenders under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document, all of which, as amended, supplemented or otherwise modified hereby, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, the Amended Credit Agreement or any other Loan Document in similar or different circumstances. This First Amendment Agreement shall constitute a Loan Document.
     (c) On the First Amendment Effective Date, the Revolving Loans made by the Lenders shall be re-allocated among the Lenders and, if applicable, Revolving Loans shall be made by the Lenders and/or Revolving Loans repaid by the Borrower, as directed by the Administrative Agent, so that, as of the First Amendment Effective Date, the respective Revolving Commitments of the Lenders shall be as set forth on Schedule 2.01 attached hereto.
     (d) The Borrower hereby represents and warrants as follows:
     (i) It has taken all necessary action to authorize the execution, delivery and performance of this First Amendment Agreement.
     (ii) This First Amendment Agreement has been duly executed and delivered by the Borrower and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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     (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this First Amendment Agreement, other than those that have already been obtained and are in full force and effect.
     (iv) The representations and warranties of the Borrower set forth in Article V of the Existing Credit Agreement and in each other Loan Document are true and correct in all material respects as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date .
     (v) No event has occurred and is continuing which constitutes a Default or an Event of Default.
     (e) This First Amendment Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this First Amendment Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
     (f) THIS FIRST AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment Agreement to be duly executed as of the date first above written.
COLE REIT III OPERATING PARTNERSHIP, LP,
a Delaware limited partnership, as Borrower
By: Cole Credit Property Trust III, Inc.,
a Maryland corporation,
its general partner

By: Name: Title	/s/ D. Kirk McAllaster, Jr. D. Kirk McAllaster, Jr. Chief Financial Officer
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

BANK OF AMERICA, N.A., as Administrative Agent

By: Name: Title:	/s/ Paley Chen Paley Chen Assistant Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By: Name: Title:	/s/ James P. Johnson James P. Johnson Senior Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

JPMORGAN CHASE BANK, N.A., as a Lender

By: Name: Title:	/s/ Ryan Dempsey Ryan Dempsey Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

WELLS FARGO BANK NATIONAL ASSOCIATION, as a Lender

By: Name: Title:	/s/ David A. DeVictor David A. DeVictor Sr. Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

REGIONS BANK, as a Lender

By: Name: Title:	/s/ Michael R. Mellott Michael R. Mellott Director
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

CAPITAL ONE, N.A., as a Lender

By: Name: Title:	/s/ Ashish Tandon Ashish Tandon Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: Name: Title:	/s/ Darin Mortimer Darin Mortimer Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

CITIBANK, N.A., as a Lender

By: Name: Title:	/s/ John C. Rowland John C. Rowland Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: Name: Title:	/s/ Troy Lyscio Troy Lyscio Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

SUNTRUST BANK, as a Lender

By: Name: Title:	/s/ W. John Wendler W. John Wendler Senior Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By: Name: Title:	/s/ George R. Reynolds George R. Reynolds Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By: Name: Title:	/s/ James Rolison James Rolison Managing Director
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

FIFTH THIRD BANK, an Ohio banking corporation as a Lender

By: Name: Title:	/s/ Michael Glandt Michael Glandt Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

GOLDMAN SACHS BANK USA, as a Lender

By: Name: Title:	/s/ Lauren Day Lauren Day Authorized Signatory
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By: Name: Title:	/s/ Lauren Day Lauren Day Authorized Signatory
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

Each of the undersigned hereby acknowledges and consents to the First Amendment Agreement and agrees that the Guaranty made to the Administrative Agent, in favor of the Lenders, shall remain in full force and effect with respect to the Obligations (as set forth in the Amended Credit Agreement) and is hereby reaffirmed.
GUARANTORS:

Cole AS Montgomery AL, LLC
Cole AA Appleton WI, LLC
Cole AA Charlotte (Albemarle) NC, LLC
Cole AA Milwaukee WI, LLC
Cole AA Rock Hill SC, LLC
Cole AB Las Cruces NM, LLC
Cole AP Adrian MI, LLC
Cole AP Bartlett TN, LLC
Cole AP Chambersburg PA, LLC
Cole AP Elizabeth City NC, LLC
Cole AP Farmington MO, LLC
Cole AP Horn Lake MS, LLC
Cole AP Joplin MO, LLC
Cole AP Kalamazoo MI, LLC
Cole AP Lufkin TX, LLC
Cole AP Madisonville KY, LLC
Cole AP Marion IL, LLC
Cole AP Memphis TN, LLC
Cole AP Norton VA, LLC
Cole AP Owatonna MN, LLC
Cole AP Rolla MO, LLC
Cole AP Swansea IL, LLC
Cole AP Tyler TX, LLC
Cole AP Vincennes IN, LLC
Cole AP West Memphis AR, LLC
Cole AP Wytheville VA, LLC
Cole BB Bourbonnais IL, LLC
Cole BB Marquette MI, LLC
Cole BB Norton Shores MI, LLC
Cole BL Greenwood SC, LLC
Cole BL Mt. Pleasant SC, LLC
Cole CM Garland TX, LLC
Cole CT Bedford OH, LLC
Cole CY Grand Prairie TX, LLC
Cole CT Oklahoma City (Rockwell), OK
Cole CT Oklahoma City (Western), OK
Cole OF Oklahoma City OK, LLC
Cole CV Athens GA, LLC
Cole CV Brownsville TX, LLC
Cole CV Cayce SC, LLC
Cole CV Charlotte NC, LLC
Cole CV Fredericksburg VA, LLC
Cole CV Kyle TX, LLC
Cole CV Lees Summit MO, LLC
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

Cole CV McAllen TX, LLC
Cole CV Minneapolis MN, LLC
Cole CV Newport News VA, LLC
Cole CV Raymore MO, LLC
Cole CV Sherman TX, LLC
Cole CV St. Augustine FL (Tuscan), LLC
Cole CV Thomasville NC, LLC
Cole CV Virginia Beach VA, LLC
Cole CV Edison NJ, LLC
Cole OF Grand Rapids MI, LLC
Cole OF Lincoln NE, LLC
Cole DK Jackson TN, LLC
Cole FF Battle Creek MI, LLC
Cole FE Bossier City LA, LLC
Cole FE Dublin VA, LLC
Cole FE McComb MS, LLC
Cole BU Portfolio II, LLC
Cole GL Manistee MI, LLC
Cole HA Rural Hall NC, LLC
Cole HD Las Vegas NV, LLC
Cole HD Odessa TX, LLC
Cole KO Palm Coast FL, LLC
Cole KO Saginaw MI, LLC
Cole KO Salina KS, LLC
Cole KO Port Orange FL, LLC
Cole KG Bentonville AR, LLC
Cole KG Lowell AR, LLC
Cole KG Ottumwa IA, LLC
Cole KG Rogers AR, LLC
Cole KG Sloan IA, LLC
Cole KG Story City IA, LLC
Cole KG Tipton IA, LLC
Cole KG West Branch IA, LLC
Cole LA Broadview IL, LLC
Cole LA Indianapolis IN, LLC
Cole LO Columbia SC, LLC
Cole LO Denver CO, LLC
Cole MT Northpoint (Cape Coral) FL, LLC
Cole OD Corsicana TX, LLC
Cole OD Houston TX, LLC
Cole OD Mobile AL, LLC
Cole OR Central LA, LLC
Cole OR Ravenna OH, LLC
Cole MT Oxford AL, LLC
Cole PC Dardenne Prairie MO, LLC
Cole MT Bismarck ND, LLC
Cole MT St. Augustine FL, LLC
Cole SC Hoover AL, LLC
Cole SW Muskegon MI, LLC
Cole HC Creve Coeur MO, LLC
Cole ST Pensacola FL, LLC
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

Cole VS Andrews TX, LLC
Cole VS Carrizo Springs TX, LLC
Cole VS Eagle Pass TX, LLC
Cole VS Edinburg TX, LLC
Cole VS Fort Stockton TX, LLC
Cole VS Haskell TX, LLC
Cole VS La Feria TX, LLC
Cole VS Laredo (La Pita Mangana) TX, LLC
Cole VS Palmhurst TX, LLC
Cole VS Pharr TX, LLC
Cole VS Portales NM, LLC
Cole VS San Benito TX, LLC
Cole VS Rio Hondo TX, LLC
Cole TT Austin TX, LLC
Cole TT Downingtown PA, LLC
Cole WG Brownwood TX, LLC
Cole WG Chicago (W. 79th Street) IL, LLC
Cole WG Columbus (New Albany) OH, LLC
Cole WG Country Club Hills MO, LLC
Cole WG Decatur GA, LLC
Cole WG Denton TX, LLC
Cole WG Dunkirk NY, LLC
Cole WG Fayetteville NC, LLC
Cole WG Houston (Quitman) TX, LLC
Cole WG Independence MO, LLC
Cole WG LaCrosse WI, LLC
Cole WG Liberty Township OH, LLC
Cole WG McPherson KS, LLC
Cole WG Medina OH, LLC
Cole WG Muscatine IA, LLC
Cole WG Nampa ID, LLC
Cole WG Pueblo CO, LLC
Cole WG St. George UT, LLC
Cole WG Stillwater OK, LLC
Cole WG Tucson AZ, LLC
Cole WG Warner Robins GA, LLC,
each a Delaware limited liability company

By: Cole REIT Advisors III, LLC,
a Delaware limited liability company, its Manager

By:	/s/ John M. Pons John M. Pons, Executive Vice President
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

Cole KO Rice Lake WI, LLC,
a Delaware limited liability company

By: Cole KO Rice Lake WI (JV), LLC, a Delaware limited liability company, its Sole Member

By:	Cole REIT Advisors III, LLC, a Delaware limited liability company, its Manager

By:	/s/ John M. Pons
John M. Pons, Executive Vice President

Cole HD San Jose CA, LP
Cole KO Rancho Cordova CA, LP,
each a Delaware limited partnership

By: Cole GP CCPT III, LLC, a Delaware limited liability company, its General Partner

By:	Cole REIT Advisors III, LLC, a Delaware limited liability company, its Manager

By:	/s/ John M. Pons
John M. Pons, Executive Vice President

Cole CT Modesto CA, LP, a Delaware limited partnership

By: Cole GP CT Modesto CA, LLC, a Delaware limited liability company, its General Partner

By:	Cole REIT Advisors III, LLC, a Delaware limited liability company, its Manager

By:	/s/ John M. Pons
John M. Pons, Executive Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

Cole Credit Property Trust III, Inc.,
a Maryland corporation

By:	/s/ D. Kirk McAllaster
D. Kirk McAllaster, Executive Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

Cole AA Massillon OH, LLC
Cole AA Monroe MI, LLC
Cole AA South Lyon MI, LLC
Cole AA Vermilion OH, LLC
Cole AW Des Moines (Beaver) IA, LLC
Cole AW Johnston IA, LLC
Cole AW Des Moines (Fleur) IA, LLC
Cole AW Des Moines (Ingersoll) IA, LLC
Cole BB Indianapolis IN, LLC
Cole BB Kenosha WI, LLC
Cole CP Alpharetta GA, LLC
Cole CP Atlanta GA, LLC
Cole CP Grapevine TX, LLC
Cole CP Scottsdale AZ, LLC
Cole CP Schaumburg IL, LLC
Cole MT Utica MI, LLC
Cole ID Milton PA, LLC
Cole HC Douglasville GA, LLC
Cole HC Augusta GA, LLC
Cole MT Lakewood CO, LLC
Cole FL Moyock NC, LLC
Cole HL Avon IN, LLC
Cole MT Greenville SC, LLC
Cole VS Odessa TX, LLC
Cole MT Killeen TX, LLC
Cole TS Grayson KY, LLC
Cole WG Wilmington NC, LLC
Cole WG Chicago (N. Canfield) IL, LLC
Cole WG Roanoke VA, LLC
Cole WG Clarkston MI, LLC
Cole WG Madisonville KY, LLC
Cole MP PM Portfolio, LLC
Cole WM Douglasville GA, LLC
Cole SC Douglasville GA, LLC
Cole BB Richmond IN, LLC
Cole PM Parma OH, LLC
Cole KO Brownsville TX, LLC,
each a Delaware limited liability company
Cole LA Avondale AZ, LLC
Cole SS Cranston RI, LLC
Cole MT Queen Creek AZ, LLC,
each a Delaware limited liability company
FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

By:	Cole REIT Advisors III, LLC, a Delaware limited liability company, its Manager

By:	/s/ John M. Pons
John M. Pons, Executive Vice President

Cole ID Riverside CA, LP,
a Delaware limited partnership

By:	Cole GP ID Riverside CA, LLC, a Delaware limited liability company

By: Cole REIT Advisors III, LLC, a Delaware limited liability company, its Manager

By:	/s/ John M. Pons
John M. Pons, Executive Vice President

FIRST AMENDMENT TO CREDIT AGREEMENT
COLE REIT III

APPENDIX A
to First Amendment to Credit Agreement

Published CUSIP Number: 19329GAA6
CREDIT AGREEMENT
Dated as of June 27, 2011
among
COLE REIT III OPERATING PARTNERSHIP, LP,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
REGIONS BANK,
as Co-Documentation Agents
and
THE OTHER LENDERS PARTY HERETO
Arranged By:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Book Managers

SCHEDULES
2.01	Commitments and Applicable Percentages

5.05	Secured Debt

5.06	Litigation

5.08	Real Property Assets and Qualified Unencumbered Properties

5.09	Environmental Matters

5.13	Subsidiaries; Other Equity Investments

5.17	Intellectual Property Matters

7.01	Existing Liens

7.03	Existing Indebtedness

10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of
A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Term A-1 Note
C-3	Swing Line Note
C-4	Term A-2 Note
D-1	Compliance Certificate
D-2	Borrowing Base Compliance Certificate
E-1	Form of Assignment and Assumption
E-2	Administrative Questionnaire
F	Guaranty
G	Opinion Matters
H	Environmental Investigations

v

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into, as of June 27, 2011, among Cole REIT III Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
     The Borrower has requested that the Lenders provide the credit facility set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Adjusted Annual EBITDA” means, with respect to the Consolidated Group for any period, an amount equal to the Consolidated Net Income for the most recently ended Measurement Period, as adjusted by (a) adding or deducting for, as appropriate, any adjustment made under GAAP during such Measurement Period for straight lining of rents, gains or losses from sales of assets, extraordinary items, taxes, depreciation, amortization, interest expenses, other non-cash items, fees and expenses associated with (i) the transaction contemplated by this Agreement and (ii) real estate acquisition costs and expenses (to the extent such costs and expenses are actually incurred with respect to (A) consummated acquisitions and (B) anticipated acquisitions (provided that in the event such anticipated acquisitions are not consummated, the costs and expenses related thereto (to the extent previously added back) shall be deducted for the purposes of the calculation of Adjusted Annual EBITDA)), and the Consolidated Group Pro Rata Share of any adjustment made under GAAP during such Measurement Period for straight lining of rents, gains or losses from sales of assets, interest, taxes, depreciation, amortization, other non-cash items, extraordinary items and real estate acquisition costs and expenses (to the extent such costs and expenses are actually incurred with respect to (x) consummated acquisitions and (y) anticipated acquisitions (provided that in the event such anticipated acquisitions are not consummated, the costs and expenses related thereto (to the extent previously added back) shall be deducted for the purposes of the calculation of Adjusted Annual EBITDA)) for the Investment Affiliates; (b) deducting an annual amount for capital expenditures for such Measurement Period equal to (i) $0.25 per square foot for office Projects, (ii) $0.15 per square foot for retail Projects and (iii) $0.10 per square foot for industrial Projects, in each case, multiplied by the weighted average gross leaseable area for such Projects (including only the square footage, FF&E, or units in (i) — (iii) above which is owned by the Consolidated Group during such Measurement Period and excluding the square footage, FF&E, or units of the buildings on the ground leased portion of any Property for which one of the members of the Consolidated Group is the lessor); and (c) adding the Advisor Fee Adjustment for such Measurement Period; provided, however, Adjusted Annual EBITDA attributable to Excluded Tenants shall be excluded for purposes of the definition of Adjusted Annual EBITDA.
“Adjusted Unencumbered NOI” means, with respect to Projects owned by the Borrower and Subsidiary Guarantors for any period, Unencumbered NOI for the most recently ended Measurement Period less an amount for capital expenditures equal to (a) $0.25 per square foot for office Projects, (b) $0.15 per square foot for retail Projects, and (c) $0.10 per square foot for industrial Projects, in each case, multiplied by the weighted average gross leaseable area for such Projects (including only the square footage or units in (a) — (c) above which is or are owned by the Borrower and Subsidiary Guarantors during such Measurement Period and excluding the square footage or units of the buildings on the ground leased portion of any Project for which one of the members of the Borrower and Subsidiary Guarantors is the lessor).
     “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
     “Advisors” means Cole REIT Advisors III, LLC and its Affiliates, together with its successors, if any.
     “Advisor Fee” means, collectively, (a) an asset management fee based upon the aggregate value of the Projects plus costs and expenses incurred by Advisors in providing asset management services and (b) property management fees based upon gross revenues plus costs and expenses incurred by Advisors in providing property management services.
     “Advisor Fee Adjustment” means, for any period, the aggregate Advisor Fees paid to the Advisors that was deducted in determining Consolidated Net Income for such period less an amount equal to four and one half of one percent (4.5%) of aggregate Consolidated Net Income from all Projects during such period; provided that, any such Advisor Fee in an amount in excess of four and one half of one percent (4.5%) of such aggregate Consolidated Net Income for such period is subject to the Advisor Fee Subordination Agreement.
     “Advisor Fee Subordination Agreement” means that certain Advisor Fee Subordination Agreement (in form and substance satisfactory to Administrative Agent), dated as of the Closing Date, as amended, restated, supplemented or modified from time to time, by and among Cole REIT Advisors III, LLC, the Borrower, CCPT III and the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the First Amendment Effective Date is FIVE HUNDRED SEVENTY-EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND and No/100 DOLLARS ($578,750,000.00).
     “Aggregate Term Loan Amount” means the aggregate amount of Term Loans of all the Term Lenders. The aggregate principal amount of the Aggregate Term Loan Amount in effect on the First Amendment Effective Date is TWO HUNDRED SEVENTY-EIGHT MILLION SEVEN HUNDRED FIFTY THOUSAND and No/100 DOLLARS ($278,750,000.00).
     “Agreement” means this Credit Agreement, as amended, restated, supplemented or modified from time to time.

     “Applicable Percentage” means, (a) with respect to each Revolving Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions has been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired or been terminated pursuant to Section 2.06, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments, (b) with respect to each Term A-1 Lender, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Committed Term A-1 Loans represented by such Term A-1 Lender’s Term A-1 Loans at such time and (c) with respect to each Term A-2 Lender, the percentage (carried out to the ninth decimal place) of the Outstanding Amount of the Committed Term A-2 Loans represented by such Term A-2 Lender’s Term A-2 Loans at such time. The Applicable Percentage of each Lender, after giving effect to this Agreement (along with any amendments made hereto and any increases in the Aggregate Revolving Commitments pursuant to Section 2.14 hereof), is set forth opposite the name of such Lender on Schedule 2.01, as it may change from time to time in accordance with the terms hereof.
     “Applicable Rate” means, from time to time:
     (a) subject to clause (b) below, the applicable rate per annum set forth in the table below opposite the Leverage Ratio, as determined as of the last day of the immediately preceding fiscal quarter.

		Applicable Rate for	Applicable Rate for Base
Pricing		Eurodollar Rate Loans	Rate Loans (including
Level	Leverage Ratio	and Letters of Credit	Swing Line Loans)	Unused Fee
I	≤ 45%	2.25%	1.25%	0.35%
II	> 45% and ≤ 50%	2.50%	1.50%	0.40%
III	> 50% and ≤ 55%	2.75%	1.75%	0.40%
IV	> 55% and ≤ 60%	3.00%	2.00%	0.45%
Initially, the Applicable Rate shall be determined based upon the Leverage Ratio specified in the certificate delivered pursuant to Section 4.01(a)(viii). Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered (until such time as such delinquent Compliance Certificate is delivered).
Notwithstanding anything to the contrary contained in this clause (a), the determination of the Applicable Rate under this clause (a) for any period shall be subject to the provisions of Section 2.10(b).
     (b) If CCPT III obtains an Investment Grade Rating, the Borrower may, upon written notice to the Administrative Agent, make an irrevocable one time election to exclusively use the below table based on the Debt Rating of CCPT III, and thereafter the Applicable Rate shall be determined based on the applicable rate per annum set forth in the below table notwithstanding any failure of CCPT III to maintain an Investment Grade Rating or any failure of CCPT III to maintain a Debt Rating.

		Applicable Rate for	Applicable Rate for Base
Pricing	Debt Rating of	Eurodollar Rate Loans	Rate Loans (including
Level	CCPT III	and Letters of Credit	Swing Line Loans)	Facility Fee
I	≥ BBB+ / Baa1	1.40%	0.40%	0.25%
II	BBB / Baa2	1.55%	0.55%	0.30%
III	BBB- / Baa3	1.75%	0.75%	0.35%
IV	< BBB- / Baa3 or unrated	2.00%	1.00%	0.50%
     Each change in the Applicable Rate resulting from a change in the Debt Rating of CCPT III shall be effective for the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the above, (i) if at any time there is a split in the Debt Ratings of CCPT III between S&P and Moody’s, and the Debt Ratings differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level IV being the lowest); (ii) if there is a split in Debt Ratings of CCPT III between S&P and Moody’s of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (iii) if CCPT III has only one Debt Rating, such Debt Rating shall apply; and (iv) if CCPT III does not have any Debt Rating, Pricing Level IV under this subsection (b) shall apply.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means MLPF&S and J.P. Morgan Securities LLC, each in its capacity as a joint lead arranger and a joint book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Consolidated Group, including the notes thereto.

     “Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent (0.5%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the one (1) month Eurodollar Rate plus one percent (1.0%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in such “prime rate”, the Federal Funds Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in such “prime rate”, the Federal Funds Rate or the Eurodollar Rate, as the case may be.
     “Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
     “Borrowing Base” means the lesser of (a) an amount equal to sixty percent (60%) of the Unencumbered Asset Value and (b) the Unencumbered Mortgageability Amount.
     “Borrowing Base Compliance Certificate” means a certificate substantially in the form of Exhibit D-2.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capitalization Rate” means eight percent (8.0%).
     “Capitalized Lease Obligation” means the monetary obligation of a Person under any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Swing Line Lender or the L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral and Borrower shall agree, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
     “Cash Equivalents” means, as of any date:
     (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one (1) year from such date;
     (b) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
     (c) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one (1) month from the date of their purchase;
     (d) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three (3) months from the date of their purchase;
     (e) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
     (f) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one (1) month from the date the repurchase agreement is entered into;
     (g) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one (1) month from the date of their purchase; and
     (h) commercial paper (having original maturities of not more than three hundred sixty-five (365) days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

     “C Corporation” means a corporation that is taxed under Subchapter C of Chapter 1 of the Code.
     “CCPT III” means Cole Credit Property Trust III, Inc., a Maryland corporation, together with its successors.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” means an event or series of events by which:
     (a) CCPT III fails to own, directly or indirectly, more than fifty percent (50%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of CCPT III cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period or (ii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
     “Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 or 10.01, as applicable, which shall be the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitments” means the Revolving Commitments or the Term Commitments or both as the context requires.
     “Committed Borrowing” means a Committed Revolving Borrowing or a Committed Term Borrowing or both as the context requires.
     “Committed Loan” is a Committed Revolving Loan or a Committed Term Loan or both as the context requires.
     “Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     “Committed Revolving Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.
     “Committed Revolving Loan” has the meaning specified in Section 2.01(a).
     “Committed Term Borrowing” means a borrowing consisting of simultaneous Committed Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.02.
     “Committed Term Loan” means a Committed Term A-1 Loan or a Committed Term A-2 Loan, as the case may be.
     “Committed Term A-1 Loan” has the meaning specified in Section 2.01(b).
     “Committed Term A-2 Loan” has the meaning specified in Section 2.01(c).
     “Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.
     “Consolidated Debt Service” means, with respect to the Consolidated Group for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through equal periodic installments of principal and interest over the term of such Indebtedness), equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable (to the extent not already included pursuant to clause (b) above) and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.
     “Consolidated Group” means CCPT III and all Persons whose financial results are consolidated with CCPT III for financial reporting purposes under GAAP.
     “Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the greater of (a) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (b) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate; provided, that to the extent a given calculation includes liabilities, obligations or Indebtedness of any Investment Affiliate and the Consolidated Group, in the aggregate, is or would be liable for a portion of such liabilities, obligations or Indebtedness in a percentage in excess of that calculated pursuant to clauses (a) and (b) above, the “Consolidated Group Pro Rata Share” with respect to such liabilities, obligations or Indebtedness shall be equal to the percentage of such liabilities, obligations or Indebtedness for which the Consolidated Group is or would be liable.
     “Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of any Investment Affiliate, for such period, whether recourse or non-recourse.
     “Consolidated Net Income” means, for any period, consolidated net income of the Consolidated Group as determined in accordance with GAAP.
     “Consolidated Net Operating Income” means the aggregate NOI for the applicable period for all Projects.
     “Consolidated Net Worth” means, as of any date of determination, an amount equal to (a) Total Asset Value as of such date minus (b) Consolidated Outstanding Indebtedness as of such date.
     “Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding as of such date, as determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate as of such date, other than, in either case, Indebtedness of such member of the Consolidated Group or Investment Affiliate owed to a member of the Consolidated Group.
     “Construction in Progress” means, as of any date, the book value (determined in accordance with GAAP) of any Projects then under development; provided that a Project shall no longer be included in Construction in Progress and shall be deemed to be a stabilized project upon the earlier of (a) the expiration of the second full fiscal quarter after substantial completion (the earlier of receipt of a temporary certificate of occupancy or a final certificate of occupancy) of such Project and (b) the last day of the fiscal quarter in which the annualized Consolidated Net Operating Income attributable to such Project divided by the Capitalization Rate exceeds the book value of such Project.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
     “Daily Facility Fee” means, for each day during any Availability Period in which the Borrower has exercised its rights under clause (b) of the definition of Applicable Rate, an amount equal to (a) the Facility Amount for such day (regardless of usage), multiplied by (b) a per annum percentage for such day (as determined for a three hundred sixty (360) day year) equal to the applicable percentage set forth for Facility Fees in the table set forth in clause (b) of the definition of Applicable Rate.
     “Daily Undrawn Amount” means, for each day during the term hereof, an amount equal to (a) the Aggregate Revolving Commitments existing as of the end of such day, less (b) the aggregate Outstanding Amount of Committed Revolving Loans and L/C Obligations (but specifically excluding Swing Line Loans (other than to the extent the risk participation in a Swing Line Loan has been funded in cash by a Revolving Lender)) as of the end of such day.

     “Daily Unused Fee” means, for each day during any Availability Period in which the Borrower has not exercised its rights under clause (b) of the definition of Applicable Rate, an amount equal to (a) the Daily Undrawn Amount for such day, multiplied by (b) a per annum percentage for such day (as determined for a three hundred sixty (360) day year) equal to the applicable percentage set forth for Unused Fees in the table set forth in clause (a) of the definition of Applicable Rate.
     “Dark Qualified Unencumbered Property” means any Project that is not one hundred percent (100%) occupied but is leased in its entirety (ignoring subleases) to an investment grade (BBB- or above from S&P or Baa3 or above by Moody’s) tenant, or to a tenant whose lease obligations are guaranteed by an investment grade (BBB- or above from S&P or Baa3 or above by Moody’s) entity (so long as such guaranty is in effect), with a minimum of five (5) years left on such lease, payments under such lease are current and such tenant has no right to terminate such lease.
     “Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of a Person’s non-credit-enhanced, senior unsecured long-term debt. The Debt Rating in effect at any date is the Debt Rating that is in effect at the close of business on such date.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) two percent (2.0%) per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2.0%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus two percent (2.0%) per annum.
     “Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent in its reasonable discretion acting in good faith, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations under this Agreement or has made a public statement in writing to that effect with respect to its funding obligations under this Agreement (unless such written public statement relates to such Lender’s obligation to fund a Loan or participations in respect of Letters of Credit or Swing Line Loans hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan or participations in respect of Letters of Credit or Swing Line Loans cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations under this Agreement, provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon written confirmation from the Administrative Agent to such Lender and the Borrower that such Lender has confirmed in writing its intention to comply with all of its funding obligations under this Agreement, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Dividend Payout Ratio” means, for any Measurement Period, the ratio of (a) an amount equal to (i) one hundred percent (100%) of all dividends or other distributions paid, direct or indirect, on account of any Equity Interests of CCPT III (except dividends or distributions payable solely in shares of that class of Equity Interest to the holders of that class) during such Measurement Period, less (ii) any amount of such dividends or distributions constituting Dividend Reinvestment Proceeds, to (b) Funds From Operations of the Consolidated Group for such Measurement Period.
     “Dividend Reinvestment Proceeds” means all dividends or other distributions, direct or indirect, on account of any shares of any Equity Interests of CCPT III which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purpose of purchasing for the account of such holder(s) additional Equity Interests in the Consolidated Group.
     “Documentation Agent(s)” means Regions Bank, Wells Fargo Bank, National Association and U.S. Bank National Association, in each case, in its capacity as a documentation agent under any of the Loan Documents, or any successor documentation agent.
     “Dollar” and “$” mean lawful money of the United States.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
     “Eligible Real Estate Investments” means any of the following investments held by or owed to any Loan Party, any Subsidiary thereof or any Investment Affiliate: (a) any Secured Debt, including any “Tranche B” loans thereunder or participation interests therein; provided, however, if such Secured Debt is evidenced by a promissory note, such promissory note is properly assigned and/or endorsed payable to such Loan Party, such Subsidiary or such Investment Affiliate or if the investment is a participation interest, to the Person granting such participation interest, (b) any investment securities that represent an interest in, or are secured by, one or more pools of commercial mortgage loans or synthetic mortgages, (c) any mezzanine debt, including any participation interests therein, (d) any preferred equity and (e) any REIT public common stock.
     “Environmental Laws” means any and all Federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     “Environmental Liability” means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or (to the extent any such liability is recourse to a Loan Party) any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law with respect to any Project, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials on any Project, (c) exposure of any Project to any Hazardous Materials, (d) the release of any Hazardous Materials originating from any Project into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a notification that a Multiemployer Plan is endangered or in critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.
     “Eurodollar Rate” means, for any Interest Period, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate 1.00 — Eurodollar Reserve Percentage
Where,

“Eurodollar Base Rate” means:

     (a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and
     (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;
     and
     “Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Base Rate.
     “Eurodollar Reserve Percentage” has the meaning specified in the definition of Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any applicable jurisdiction (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States or any similar tax imposed by any jurisdiction in which any Loan Party or Project is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed or is unable to comply with Section 3.01(e), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(i) or (ii).
     “Excluded Tenants” means, as of any date, any anchor tenant or non-anchor with a total square footage of greater than 15,000 square feet at one of the Projects that either (a) is subject to a voluntary or involuntary petition for relief under any Debtor Relief Laws or (b) is not operating its business in its demised premises at such Project, unless such tenant’s lease obligations are guaranteed by an entity whose then current long-term, unsecured debt obligations are rated BBB- or above by S&P and Baa3 or above by Moody’s.
     “Extended Maturity Date” has the meaning specified in Section 2.17.
     “Extension Effective Date” has the meaning specified in Section 2.17.
     “Facility Amount” means the sum of the Aggregate Revolving Commitments and the Aggregate Term Loan Amount, as adjusted from time to time pursuant to the terms and conditions of this Agreement.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated as of May 13, 2011 (as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), among the Borrower, the Administrative Agent, MLPF&S, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.
     “FF&E” means Furniture, Fixtures & Equipment, as determined in accordance with GAAP.
     “First Amendment Effective Date” means December 6, 2011.
     “Fixed Charge Coverage Ratio” means, with respect to any Measurement Period, a ratio equal to:
     (a) Adjusted Annual EBITDA for such Measurement Period, divided by
     (b) the sum of (i) Consolidated Debt Service for such Measurement Period, plus (ii) all Preferred Dividends, if any, payable with respect to such Measurement Period.
     “Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
     “Fully Satisfied” means, with respect to the Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute Obligations shall have been irrevocably paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been irrevocably paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully irrevocably Cash Collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the L/C Issuer and (d) the Commitments shall have expired or been terminated in full (in each case, other than inchoate indemnification liabilities arising under the Loan Documents).
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funds From Operations” shall have the meaning determined, as of the Closing Date (or, if acceptable to the Borrower and the Administrative Agent, as it may be updated from time to time), by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members, as adjusted by (a) real estate acquisition costs and expenses for acquisitions that were consummated and impairment of real estate assets for the Consolidated Group and (b) the Consolidated Group’s Pro Rata Share of real estate acquisition costs and expenses for acquisitions that were consummated and impairment of real estate assets for the Investment Affiliates.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 10.06(g).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means, collectively, (a) CCPT III and (b) each of the Subsidiary Guarantors.
     “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Improved Land Value” means, as of any date, the book value of any Projects which have been developed for any type of commercial, industrial, residential or other income-generating use, regardless of whether or not such Projects are under development as of such date.
     “Indebtedness” means, as to any Person, as of any date, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services, in each case, other than trade accounts payable in the ordinary course of business and provided that such obligations are not past due for more than sixty (60) days after the date on which such trade account payable was created;
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien (other than a Lien for taxes not yet due and payable) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) Capitalized Lease Obligations and Synthetic Lease Obligations;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
     (h) all Guarantees of such Person in respect of any of the foregoing (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantees of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group).
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease Obligations or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Maturity Date” means June 27, 2014.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its Committed Loan Notice (and nine (9) or twelve (12) months subject to availability of such periods from each of the Lenders); provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such

     Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Investment” means any investment made in cash or by delivery of property by any Person (a) in any Person, whether by (i) acquisition of assets, shares of Equity Interests, bonds, notes, mortgage instruments (including deeds of trust, deeds to secure debt and mortgages), debentures, partnership, joint ventures or other ownership interests or other securities of any Person or (ii) any deposit with, or advance, loan or other extension of credit to, any Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (iii) any other capital contribution to or investment in such Person, including, without limitation, any guaranty obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, or (b) in any Project. Investments which are loans, advances, extensions of credit or Guarantees shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guarantees. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has a ten percent (10%) or greater ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
     “Investment Grade Rating” means a Debt Rating of BBB- or better from Standard & Poor’s, or Baa3 or better from Moody’s.
     “IP Rights” has the meaning specified in Section 5.17.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
     “L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Revolving Borrowing.

     “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
     “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Revolving Lenders, the Term Lenders and the Swing Line Lender.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 2.03(h).
     “Letter of Credit Sublimit” means, as of any date of calculation, an amount equal to fifteen percent (15.0%) of the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Leverage Ratio” means, with respect to the Consolidated Group as of any date of calculation, (a) Consolidated Outstanding Indebtedness as of such date, divided by (b) Total Asset Value as of such date.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” means an extension of credit in the form of a Revolving Loan, a Swing Line Loan or a Term Loan.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, the Guaranty, the Advisor Fee Subordination Agreement and any and all documents, instruments or agreements executed and delivered to evidence, secure or in connection with all Letters of Credit, and such other documents evidencing, securing or pertaining to the Loans as shall, from time to time, be executed and/or delivered by Borrower, any Guarantor, or any other party to the Administrative Agent pursuant to this Agreement or any other Loan Document (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “London Banking Day” means any Business Day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Marketable Securities” means Investments in Equity Interests or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities or condition (financial or otherwise) of the Borrower or the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Maturity Date” means the later to occur of (a) the Initial Maturity Date; and (b) to the extent maturity is extended pursuant to Section 2.17, the Extended Maturity Date.; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
     “Measurement Period” means, as of any date, the four Quarterly Periods ending on or next preceding such date.
     “MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as a joint lead arranger and a joint book manager.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
     “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
     “Negative Pledge” shall mean with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

     “NOI” means, with respect to any Project for any Measurement Period (a) “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such Measurement Period, plus (b) all master lease income (except master lease income relating to multiple property master leases pursuant to which any member of the Consolidated Group is the lessor), not to exceed five percent (5%) of Consolidated Net Operating Income), less (c) the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense, or other debt service charges, any real estate acquisition costs and expenses (to the extent such costs and expenses are actually incurred with respect to (i) consummated acquisitions and (ii) anticipated acquisitions (provided that in the event such anticipated acquisitions are not consummated, the costs and expenses related thereto (to the extent previously added back) shall be deducted for the purposes of the calculation of NOI)), any amortization related to above-market or below-market leases and any non-cash charges such as depreciation or amortization of financing costs; provided, however, if such Project has been owned by the Borrower or a Subsidiary Guarantor, as applicable, for less than twelve (12) months then the NOI for such Project will be calculated as specified in clauses (a), (b), and (c) above based upon the income and expenses for the most recently ended Quarterly Period multiplied by four (4). As used herein “Management Fees” means, with respect to each Project for any period, an amount equal to the greater of (A) actual Advisor Fee payable with respect thereto and (B) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.
     “Note” means a Revolving Note, a Swing Line Note, a Term A-1 Note or a Term A-2 Note.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include any Swap Contract and any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.
     “OFAC” has the meaning assigned to such term in Section 5.18 hereof.
     “Off-Balance Sheet Arrangement” means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Borrower is a party, under which the Borrower has:
     (a) any obligation under a guarantee contract that has any of the characteristics identified in paragraph 3 of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (November 2002) (“FIN 45”), as may be modified or supplemented, and that is not excluded from the initial recognition and measurement provisions of FIN 45 pursuant to paragraphs 6 or 7 of that Interpretation;
     (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;
     (c) any obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument, except that it is both indexed to the Borrower’s own stock and classified in stockholders’ equity in the Borrower’s statement of financial position, and therefore excluded from the scope of FASB Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (June 1998), pursuant to paragraph 11(a) of that Statement, as may be modified or supplemented; or
     (d) any obligation, including a contingent obligation, arising out of a variable interest (as referenced in FASB Interpretation No. 46, Consolidation of Variable Interest Entities (January 2003), as may be modified or supplemented) in an unconsolidated entity that is held by, and material to, the Borrower, where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or research and development services with, the Borrower.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (i) with respect to Committed Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts; and (iii) with respect to any Committed Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to the borrowings on the Closing Date or the First Amendment Effective Date, as applicable, and prepayments or repayments of Committed Term Loans, as the case may be, occurring on such date.
     “Participant” has the meaning specified in Section 10.06(d).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Act” means the Pension Protection Act of 2006.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

     “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
     “Permitted Liens” means, at any time, Liens in respect of Qualified Unencumbered Properties constituting:
     (a) Liens, if any, existing pursuant to any Loan Document;
     (b) Liens (other than Liens imposed under ERISA) for taxes, assessments (including private assessments and charges) or governmental charges or levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or which have been insured over without qualification, condition or assumption by title insurance or otherwise in a manner acceptable to Administrative Agent in its reasonable discretion;
     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
     (d) zoning restrictions, easements, rights-of-way, restrictions and other encumbrances affecting real property which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (e) leases or subleases to third parties;
     (f) any interest of title of a lessor (and its mortgagees) under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases not prohibited by this Agreement;
     (g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);
     (h) Liens existing on the Closing Date and identified on Schedule 7.01; and
     (i) Liens incurred in the ordinary course of business in connection with workers compensation, unemployment insurance or other social security obligations.
     “Permitted Unsecured Debt” means, at any time, Unsecured Debt (excluding the Obligations) that CCPT III or any of its Subsidiaries incurred (a) during a time CCPT III has an Investment Grade Rating or an NAIC rating of 2 or better or (b) that is rated BBB- or better from Standard & Poor’s, or Baa3 or better from Moody’s.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture,

association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
     “Platform” has the meaning specified in Section 6.02.
     “Preferred Dividends” means, with respect to the Consolidated Group, dividends or other distributions which are payable to holders of any Equity Interests in the Consolidated Group which entitle the holders of such Equity Interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of Equity Interests in the Consolidated Group.
     “Project” means any real estate asset directly owned by any member of the Consolidated Group, any of its Subsidiaries or any Investment Affiliate.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Public Lender” has the meaning specified in Section 6.02.
     “Qualified Unencumbered Properties” means, as of any date, Projects that are: (a) one hundred percent (100%) fee owned by the Borrower or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor; (b) not subject to any Liens other than Permitted Liens and the owner thereof has the power to (i) provide a Negative Pledge and (ii) agree not to guarantee or otherwise become liable for any Indebtedness; (c) located in the United States; (d) one hundred percent (100%) occupied (or if such Project is a multi-tenant Project, ninety percent (90%)), unless (i) such Project is being repositioned for a period not more than six (6) months (provided that the aggregate sum of repositioning Projects may not exceed ten percent (10%) of the Unencumbered Asset Value at any one time and provided further that if such Project is a multi-tenant Project, such Project is at least thirty percent (30%) occupied) or (ii) such Project is a Dark Qualified Unencumbered Property; (e) not subject to any material environmental, title or structural problems; (f) not subject to any leases that are in default, after giving effect to any notice or cure periods set forth therein; provided that, in the case of multi-tenant Projects, the qualification in this clause (f) shall be limited to leases in default (i) on anchor tenants or (ii) that constitute ten percent (10%) or more of such Project’s net rental revenue; and (g) not a hotel or motel property. The Qualified Unencumbered Properties as of the Closing Date are listed on Schedule 5.08. Projects may be added to and/or removed from the pool of Qualified Unencumbered Properties in accordance with Sections 6.13 and 6.14.
     “Quarterly Period” means the most recently-ended three (3) calendar month period for which the Borrower has provided financial information pursuant to Sections 6.01(a) or (b).
     “Recourse Debt” means any Indebtedness of any member of the Consolidated Group for which such Person has personal liability (excluding Indebtedness with respect to which the liability of the applicable obligor is limited to the obligor’s interest in specified assets securing such Indebtedness), subject to customary nonrecourse carve-outs, including, without limitation, exclusions for claims that (a) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the applicable Project securing such Indebtedness, (c) arise from the presence of Hazardous Substances on the Project securing such Indebtedness; or (d) are the result of any unpaid real estate taxes and assessments, in each case, to the extent no claim of liability has been made pursuant to any such carve-outs.
     “Register” has the meaning specified in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Removal Date” has the meaning specified in Section 6.14.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
     “Requested Removal Date” has the meaning specified in Section 6.14.
     “Required Lenders” means, as of any date of determination, Lenders having greater than fifty percent (50%) of the sum of (a) the Revolving Commitments then in effect or, if the Aggregate Revolving Commitments have been terminated pursuant to Section 2.06 or Section 8.02, the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition), and (b) the Aggregate Term Loan Amount; provided that the Commitment of, and the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, secretary, treasurer, assistant treasurer or controller of a Loan Party or of any general partner, member or manager thereof, as applicable, and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party or of any general partner, member or manager thereof, as applicable, so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to the Equity Interests of the Borrower or any Subsidiary Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
     “Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     “Revolving Lender” means each Lender who has a Revolving Commitment greater than zero.
     “Revolving Loan” means an extension of credit by a Revolving Lender to the Borrower under Article II in the form of a Committed Revolving Loan.
     “Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1.
     “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating debt.
     “Sale and Leaseback Transaction” means any arrangement pursuant to which any Loan Party, directly or indirectly, becomes liable as lessee, guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Qualified Unencumbered Property (a) which such Person has sold or transferred (or is to sell or transfer) to another Person which is not a Loan Party or (b) which such Person intends to use for substantially the same purpose as any other Qualified Unencumbered Property which has been sold or transferred (or is to be sold or transferred) by such Person to another Person which is not a Loan Party in connection with such lease.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Debt” means Indebtedness secured by mortgages (or other real estate security instruments) or by mortgage-backed receivables or notes or other instruments supported by direct real estate security.
     “Shareholder Equity” means an amount equal to shareholders’ equity or net worth of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.
     “SPC” has the meaning specified in Section 10.06(g).
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a, direct or indirect, Subsidiary or Subsidiaries of CCPT III.
     “Subsidiary Guarantors” means each Subsidiary that owns all or any portion of a Qualified Unencumbered Property; provided, however, upon release of such Project from the pool of Qualified Unencumbered Properties, such Subsidiary shall, to the extent provided herein and in the Guaranty, cease to be a Subsidiary Guarantor.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
     “Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” has the meaning specified in Section 2.04(a).
     “Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
     “Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit C-3.
     “Swing Line Sublimit” means an amount equal to the lesser of (a) Fifty Million and No/100 Dollars ($50,000,000.00) and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
     “Syndication Agent” means JPMorgan Chase Bank, N.A. in its capacity as syndication agent under any of the Loan Documents, or any successor syndication agent.
     “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Commitment” means, as to each Lender, its Term A-1 Commitment and/or its Term A-2 Commitment, as applicable

     “Term A-1 Commitment” means, as to each Lender, its obligation to make Committed Term A-1 Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Term A-2 Commitment” means, as to each Lender, its obligation to make Committed Term A-2 Loans to the Borrower pursuant to Section 2.01(c), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Term Lender” means each Lender with outstanding Term Loans.
     “Term A-1 Lender” means each Lender with outstanding Term A-1 Loans.
     “Term A-2 Lender” means each Lender with outstanding Term A-2 Loans.
     “Term Loan” means an extension of credit by a Term Lender to the Borrower under Article II in the form of a Committed Term A-1 Loan or Committed Term A-2 Loan.
     “Term A-1 Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term A-1 Loans made by such Lender, substantially in the form of Exhibit C-2.
     “Term A-2 Note” means a promissory note made by the Borrower in favor of a Lender evidencing Term A-2 Loans made by such Lender, substantially in the form of Exhibit C-4.
     “Threshold Amount” means Thirty-Five Million and No/100 Dollars ($35,000,000.00).
     “Total Asset Value” or “TAV” means, as of any date, an amount equal to (a) (i) Consolidated Net Operating Income during the four quarter period most recently ended attributable to Projects owned by a member of the Consolidated Group for twelve (12) months or more divided by (ii) the Capitalization Rate, plus (b) one hundred percent (100%) of the cost for any Projects owned by a member of the Consolidated Group for less than twelve (12) months, plus (c) cash, Cash Equivalents and Marketable Securities owned by the Consolidated Group as of the last day or the most recently ended fiscal quarter, plus (d) (i) the Consolidated Group Pro Rata Share of Consolidated Net Operating Income during the four quarter period most recently ended attributable to Projects owned by Investment Affiliates for twelve (12) months or more (provided, that the value of such assets shall, at all times, be subject to the terms of Section 7.02(f)(i)), divided by (ii) the Capitalization Rate, plus (e) the Consolidated Group Pro Rata Share of the cost for Projects owned by Investment Affiliates for less than twelve (12) months (provided, that the value of such assets shall, at all times, be subject to the terms of Section 7.02(f)(i)), plus (f) the sum of (i) Construction in Progress and Improved Land Value for Projects owned by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of Construction in Progress and Improved Land Value for Projects owned by Investment Affiliates (provided, that the book value of Construction in Progress and Improved Land Value shall, at all times, be subject to the terms of Section 7.02(f)(ii)), plus (g) the sum of (i) the GAAP-determined value of Eligible Real Estate Investments owned or held by the Consolidated Group and (ii) the Consolidated Group Pro Rata Share of the GAAP-determined value of Eligible Real Estate Investments owned or held by Investment Affiliates (provided, that the aggregate value of Eligible Real Estate Investments held shall, at all times, be subject to the terms of Section 7.02(f)(iv)).
     “Total Outstandings” means the aggregate Outstanding Amount of all Term Loans, Revolving

Loans, Swing Line Loans and all L/C Obligations.
     “Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and all L/C Obligations.
     “Treasury Management Agreements” means any and all agreements governing the provision of treasury or cash management services, including, without limitation, deposit accounts, overdraft, credit or debit cards, purchase cards, corporate cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
     “Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unencumbered Asset Value” means, as of any date of calculation, the sum of: (a) for Qualified Unencumbered Properties owned twelve (12) months or more, an amount equal to (i) Consolidated Net Operating Income during the Measurement Period most recently ended for such Qualified Unencumbered Properties divided by (ii) the Capitalization Rate, plus (b) the appraised value (as of the date of acquisition) of Qualified Unencumbered Properties owned less than twelve (12) months; provided, however, that (A) no tenant will account for greater than fifteen percent (15%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (B) no Qualified Unencumbered Property will account for greater than fifteen percent (15%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (C) (i) no industry type (other than retail drug stores and pharmacies, subject to section (ii) of this item (C)) with respect to Qualified Unencumbered Properties will comprise more than fifteen percent (15%) of Unencumbered Asset Value and (ii) retail drug stores and pharmacies with respect to Qualified Unencumbered Properties will not comprise more than twenty-five percent (25%) of Unencumbered Asset Value, in each case, without Administrative Agent’s reasonable approval, (D) Dark Qualified Unencumbered Properties will not account for greater than five percent (5%) of Unencumbered Asset Value without Administrative Agent’s reasonable approval, (E) Qualified Unencumbered Properties that are multi-tenant Projects shall not account for more than fifteen percent (15%) of Unencumbered Asset Value and (F) a minimum of thirty percent (30%) of the Consolidated Net Operating Income generated by Qualified Unencumbered Properties used to calculate Unencumbered Asset Value shall be derived from investment grade (BBB- or above by S&P or Baa3 or above by Moody’s) tenants or tenants whose lease obligations are guaranteed by an investment grade (BBB- or above from S&P or Baa3 or above by Moody’s) entity (so long as such guaranty is in effect).
     “Unencumbered Mortgageability Amount” means the maximum amount that provides debt service coverage equal to 1.50x where the debt service coverage calculation is based on the Adjusted Unencumbered NOI attributable to all Qualified Unencumbered Properties on an aggregate basis for the most recently ended Measurement Period, as underwritten by the Administrative Agent assuming debt service based on a thirty (30) year, mortgage-style principal amortization at an annual interest rate equal to the greater of (i) the ten (10) year Treasury Bill yield as of the end of such Measurement Period plus two hundred fifty (250) basis points and (ii) seven percent (7.0%).
     “Unencumbered NOI” means, for any Measurement Period, NOI for such Measurement Period from Qualified Unencumbered Properties; provided, that to the extent a Qualified Unencumbered Property is acquired during any such Measurement Period, the calculation of Unencumbered NOI for such Measurement Period shall include such Qualified Unencumbered Property’s as-leased pro forma NOI for an entire Measurement Period, as reasonably calculated and suggested by the Borrower and approved by the Administrative Agent in its reasonable discretion.

     “Unimproved Land Value” means, as of any date, the book value of any Projects which have not been developed for any type of commercial, industrial, residential or other income-generating use and is not, as of such date, under development.
     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
     “Unsecured Debt” means Indebtedness of the Consolidated Group that is not Secured Debt, including the Obligations.
     “Unsecured Debt Service” means, for any date of calculation and for the Measurement Period ending on or next preceding such date, actual interest and principal paid on Unsecured Debt during such Measurement Period.
     “Unsecured Debt Service Coverage Ratio” means, for any Measurement Period, the ratio of (a) Adjusted Unencumbered NOI during such Measurement Period; to (b) Unsecured Debt Service during such Measurement Period.
     “Wholly-Owned Subsidiary” means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by Borrower and/or CCPT III or one or more Wholly-Owned Subsidiaries of Borrower and/or CCPT III, or by Borrower and/or CCPT III and one or more Wholly-Owned Subsidiaries of Borrower and/or CCPT III, or (ii) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled by Borrower and/or CCPT III.
     “Variable Rate Debt” means Consolidated Outstanding Indebtedness that accrues interest at a floating rate of interest minus the notional amount of any Swap Contract that provides protection against fluctuation of interest rates under such Consolidated Outstanding Indebtedness.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) definitions given in singular form shall, when used in their plural form, mean a collective reference to each such person, place or thing and definitions given in plural form shall, when used in their singular form, mean an (or the applicable) individual person place or thing among the group of persons, places or things defined.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, (i) without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Consolidated Group or any Investment Affiliate at “fair value,” as defined therein and (ii) any change to lease accounting rules from those in effect pursuant to FASB ASC 840 and other related lease accounting guidance as in effect on the Closing Date.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     (c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Commitments.
     (a) Committed Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Revolving Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and the Total Outstandings shall not exceed the lesser of (A) the Facility Amount and (B) the Borrowing Base then in effect less any Permitted Unsecured Debt, and (ii) the aggregate Outstanding Amount of the Revolving Committed Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a). Committed Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.
     (b) Term A-1 Loans. Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan to the Borrower in Dollars on the Closing Date, in an amount not to exceed such Term A-1 Lender’s Term A-1 Commitment (each such Loan, a “Committed Term A-1 Loan”); provided, however, that after giving effect to the borrowing of the Committed Term A-1 Loans, the Total Outstandings shall not exceed the lesser of (A) the Facility Amount as of the Closing Date and (B) the Borrowing Base in effect on the Closing Date less any Permitted Unsecured Debt on the Closing Date. Amounts repaid on the Term A-1 Loans may not be reborrowed. The Term A-1 Loans may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein, provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans.

     (c) Term A-2 Loans. Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make a single loan to the Borrower in Dollars on the First Amendment Effective Date, in an amount not to exceed such Term A-2 Lender’s Term A-2 Commitment (each such Loan, a “Committed Term A-2 Loan”); provided, however, that after giving effect to the borrowing of the Committed Term A-2 Loans, the Total Outstandings shall not exceed the lesser of (A) the Facility Amount as of the First Amendment Effective Date and (B) the Borrowing Base in effect on the First Amendment Effective Date less any Permitted Unsecured Debt on the First Amendment Effective Date. Amounts repaid on the Term A-2 Loans may not be reborrowed. The Term A-2 Loans may consist of Base Rate Loans or Eurodollar Rate Loans or a combination thereof, as further provided herein, provided, however, all Borrowings made on the First Amendment Effective Date shall be made as Base Rate Loans.
     2.02 Borrowings, Conversions and Continuations of Committed Loans.
     (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of Five Million and No/100 Dollars ($5,000,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Committed Loans shall be in a minimum principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted and whether such Committed Loan is a Revolving Loan, a Term A-1 Loan or a Term A-2 Loan, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
     (b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each such Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each applicable Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business

Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Eurodollar Rate Loans.
     2.03 Letters of Credit.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the any member of the Consolidated Group, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) without duplication, the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The L/C Issuer shall not issue any Letter of Credit, if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.
     (iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer reasonably deems material to it;
     (B) the Letter of Credit is a commercial letter of credit or the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than Five Hundred Thousand and No/100 Dollars ($500,000.00);
     (D) such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) any Revolving Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
     (F) the Letter of Credit contains any provisions for automatic restatement of the stated amount after any drawing thereunder.
     (iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable

     Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
     (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral for this purpose) to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each Revolving Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.
     (v) Each Revolving Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.
     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
     (h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
     (i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Guarantors inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Guarantors.
     2.04 Swing Line Loans.
     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of the Committed Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.
     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of One Hundred Thousand and No/100 Dollars ($100,000.00), and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
     (c) Refinancing of Swing Line Loans.
     (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Committed Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate

Committed Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
     (iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Lender’s obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
     (d) Repayment of Participations.
     (i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
     (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.
     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     (g) Maturity of and Limit on Swing Line Loans. Notwithstanding anything contained herein to the contrary, Swing Line Loans may not, during the term hereof, be outstanding for more than ten (10) days in any calendar month.
     2.05 Prepayments.
     (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of Five Million and No/100 Dollars ($5,000,000.00) or a whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of Five Hundred Thousand and No/100 Dollars ($500,000.00 or a whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
     (b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of One Hundred Thousand and No/100 Dollars ($100,000.00). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     (c) If for any reason the Total Outstandings at any time exceed the Borrowing Base then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an

aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Borrowing Base then in effect.
     2.06 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of Ten Million and No/100 Dollars ($10,000,000.00) or any whole multiple of One Million and No/100 Dollars ($1,000,000.00) in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.
     2.07 Repayment of Loans.
     (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans and all other Obligations outstanding on such date.
     (b) The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made, (ii) the Maturity Date and (iii) the date on which any such Swing Line Loan is required to be repaid in order for the Borrower to remain in compliance with the provisions of Section 2.04(g) hereof.
     2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:
     (a) Unused Fees. For each day during the term hereof that the Applicable Rate is determined pursuant to clause (a) of the definition of Applicable Rate, the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the Lenders in an amount equal to the Daily Unused Fee for such day (all such fees incurred during any given calendar quarter constituting the “Unused Fees” for such quarter). The Unused Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter and as of the Maturity Date.
     (b) Facility Fees. For each day during the term hereof that the Applicable Rate is determined pursuant to clause (b) of the definition of Applicable Rate, the Borrower shall pay a fee to the Administrative Agent for the pro rata benefit of the Lenders in an amount equal to the Daily Facility Fee for such day (all such fees incurred during any given calendar quarter constituting the “Facility Fees” for such quarter). The Facility Fees shall be payable quarterly in arrears on the first Business Day of each calendar quarter and as of the Maturity Date.
     (c) Other Fees.
     (i) The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
     (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Consolidated Group or for any other reason, the Borrower or the Lenders reasonably determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, the L/C Issuer or the Swing Line Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.
     2.11 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note or Notes, which shall evidence such Lender’s Loans (Revolving Loans, Term A-1 Loans, Term A-2 Loans or Swing Line Loans) in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.12 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such

Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative

Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     2.14 Increase in Commitments.
     (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request increases in the Aggregate

Revolving Commitments by an amount not exceeding, in the aggregate, Ninety Two Million Five Hundred Thousand and No/100 Dollars ($92,500,000); provided that (i) any such request for an increase shall be in a minimum amount of Twenty-Five Million and No/100 Dollars ($25,000,000.00) and (ii) such written request shall be delivered to the Administrative Agent not more than twenty-four (24) calendar months following the Closing Date. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders) and the Borrower may also invite prospective lenders to respond.
     (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. Each prospective lender shall notify the Administrative Agent within such time period whether or not it agrees to fund any portion of the requested increase in the Aggregate Revolving Commitments and, if so, by what amount. Any prospective lender not responding within such time period shall be deemed to have declined to fund any portion of the requested increase in the Aggregate Revolving Commitments.
     (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ and prospective lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. If any prospective lender agrees to fund any portion of the requested increase in the Aggregate Revolving Commitments (an “Additional Lender”), such Additional Lender shall become a Lender hereunder pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase which, for any existing Lender participating in such increase, need not be ratable in accordance with their respective Revolving Commitments prior to such increase). The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
     (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall pay any fees agreed to in connection therewith and deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct, in all material respects, on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default exists. The Borrower shall prepay any Committed Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding

Committed Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.
     (f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.
     2.15 Cash Collateral.
     (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
     (b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (unless provided by the applicable Defaulting Lender).
     (c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.16 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans and the Lenders’ obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation).
     (d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure L/C Obligations or Swing Line Loans shall be released promptly following (i) the elimination of the applicable Fronting Exposure or such other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03 to the extent that Administrative Agent exercises remedies set forth in Section 8.02(b)), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
     2.16 Defaulting Lenders.
     (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
     (i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
     (ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash

Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
     (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any Unused Fee or Facility Fee, as applicable, pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender for any period during which that Lender is a Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).
     (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 or 2.04, as applicable, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Revolving Lender.
     (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their respective sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender (or if a Defaulting Lender takes such action so that it can no longer be characterized as a Defaulting Lender), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
     2.17 Extension of Maturity Date.
     The Borrower may elect to extend the maturity of this Agreement to June 27, 2015 (the “Extended Maturity Date”) subject to the satisfaction of the following conditions:
     (a) the Borrower must provide written notice to the Administrative Agent of such election to extend the maturity at least thirty (30) days but no more than ninety (90) days prior to the Initial

Maturity Date;
     (b) no Default or Event of Default shall exist on the date of such notice of extension or on the Extension Effective Date;
     (c) the representations and warranties contained in Article V and the other Loan Documents are true and correct, in all material respects, on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01;
     (d) on, or on a Business Day no more than five (5) Business Days prior to, the Initial Maturity Date, the Borrower shall pay to the Administrative Agent, for the pro rata benefit of the Lenders (based on their share of the Facility Amount outstanding on the Extension Effective Date), an extension fee equal to twenty-five hundredths of one percent (0.25%) of the then outstanding Facility Amount; and
     (e) Administrative Agent shall have received satisfactory documentation evidencing the extension executed by the Borrower and consented to by the Guarantors.
     If the above conditions are satisfied, the extension of the maturity of this Agreement shall be effective upon the date that the extension fee is paid to the Administrative Agent pursuant to clause (d) above (the “Extension Effective Date”).
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
     (i) Except as expressly provided herein, any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Indemnified Taxes. If, however, applicable Laws require the Loan Parties or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Parties or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
     (ii) If the Loan Parties or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
     (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
     (c) Tax Indemnifications.
     (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Notwithstanding anything contained in Section 3.01, the Borrower shall not be required to pay or reimburse Administrative Agent, any Lender or L/C Issuer for any Excluded Taxes.
     (ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.
     (d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
     (e) Status of Lenders; Tax Documentation.
     (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
     (ii) Without limiting the generality of the foregoing, if a Loan Party is a resident for tax purposes in the United States,
     (A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
     (B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (II) executed originals of Internal Revenue Service Form W-8ECI,
     (III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
     (IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section

881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
     (V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
     (iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.
     (f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Committed Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;
     (ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
     (iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive and binding upon all parties hereto absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.05 Compensation for Losses. Within ten (10) days of any demand by any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Conditions of Initial Credit Extension. The effectiveness of this Agreement and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or pdf copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower and executed counterparts of the Advisor Fee Subordination Agreement;
     (ii) Notes executed by the Borrower in favor of each Lender requesting a Note;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its formation;
     (v) a favorable opinion of Kutak Rock LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (C) that, after giving effect to all requested Credit Extensions to be made on the Closing Date, the Total Outstandings shall not exceed the Borrowing Base as of the Closing Date;
     (viii) a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended on March 31, 2011, signed by a Responsible Officer of the Borrower;
     (ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (x) evidence that the Borrowing Base Revolving Line of Credit Agreement dated as of January 6, 2010, by and among the Borrower and certain subsidiaries and affiliates thereof, as the borrowers thereunder, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing JPM Credit Agreement”), has been or concurrently with the Closing Date is being terminated, all amounts owing thereunder have been paid in full and all Liens securing obligations under the Existing Credit JPM Agreement have been or concurrently with the Closing Date are being released; and

     (xi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.
     (b) Any fees required to be paid on or before the Closing Date shall have been paid.
     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:
     (a) (i) The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct, in all material respects, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct, in all material respects, as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (ii) after giving effect to all requested Credit Extensions, the Total Outstandings shall not exceed the lesser of (A) the Facility Amount and (B) the Borrowing Base then in effect less any Permitted Unsecured Debt.
     (b) No Default shall exist, or would result, from such proposed Credit Extension or from the application of the proceeds thereof.
     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) materially violate any Law in a manner which could be reasonably expected to have any material affect on such Person’s ability to execute, deliver and/or perform its obligations under any such Loan Document or otherwise result in any Material Adverse Effect.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05 Financial Statements; No Material Adverse Effect; Secured Debt.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including material liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Consolidated Group dated March 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     (c) Since March 31, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or would have a Material Adverse Effect.
     (d) The consolidated forecasted balance sheet and statements of income and cash flows of the Consolidated Group delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.
     (e) As of the Closing Date and the date of each update of Schedule 5.05 pursuant to Section 6.02, set forth on Schedule 5.05 is a list of the amounts, maturity dates and interest rates of all Secured Debt of the Consolidated Group.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any other Loan Party or against any of their Properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party, of the matters, if any, described on Schedule 5.06.
     5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. Each Loan Party and each Subsidiary thereof has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date and the date of each update of Schedule 5.08 pursuant to Section 6.02, set forth on Schedule 5.08 is a list of all real property owned by the Consolidated Group with a notation as to which such real properties are Qualified Unencumbered Properties. Neither the Qualified Unencumbered Properties nor the Equity Interests of any Subsidiary Guarantor are subject to any Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. The Loan Parties and their Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The Properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Party or the applicable Subsidiary operates.
     5.11 Taxes. The Loan Parties and their Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against a Loan Party or any Subsidiary thereof that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
     5.12 ERISA Compliance.
     (a) To the best knowledge of Borrower, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
     (b) There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred; (ii) CCPT III and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither CCPT III nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither CCPT III nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in each case, that would result in liability, individually, or in the aggregate, in excess of Ten Million and No/100 Dollars ($10,000,000.00).
     5.13 Subsidiaries; Equity Interests. As of the Closing Date and the date of each update of Schedule 5.13 pursuant to Section 6.02, set forth on Schedule 5.13 is a complete and accurate list of each Loan Party and each Subsidiary of any Loan Party, together with (a) each such Person’s jurisdiction of organization, (b) each such Person’s U.S. taxpayer identification number, (c) an indication of whether such Loan Party or Subsidiary thereof owns a Qualified Unencumbered Property that is part of the Unencumbered Asset Value and (d) the equity Investments in any other Person owned, controlled or held by CCPT III. The outstanding Equity Interests owned by any Loan Party are validly issued, fully paid and non-assessable and free of any Liens other than Permitted Liens.
     5.14 Margin Regulations; Investment Company Act.
     (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), in each case as of the date thereof, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Intellectual Property; Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.18 OFAC Representation.
     (a) No Loan Party is, nor shall any Loan Party be at any time, a Person with whom the Lenders are restricted from doing business under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action; and

     (b) No Loan Party is, nor shall any Loan Party be at any time, engaged in any dealings or transactions or otherwise be associated with such Persons referenced in clause (a) above.
     5.19 Solvency.
     (a) Immediately after the Closing Date and immediately following the making of each Credit Extension and after giving effect to the application of the proceeds of such Credit Extension, (i) the fair value of the assets of the Loan Parties and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties and their Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the Property of the Loan Parties and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Loan Parties and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (b) Each Loan Party does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     5.20 REIT Status.
     (a) CCPT III is qualified as a real estate investment trust under Section 856 of the Code; and
     (b) CCPT III is in compliance in all material respects with all provisions of the Code applicable to the qualification of CCPT III as a real estate investment trust.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except as explicitly limited in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03 or as otherwise limited in this Article VI) cause each other Loan Party and each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Consolidated Group (and commencing with and including the financial statements related to the fiscal year ending December 31, 2011), a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Consolidated Group, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Consolidated Group fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of CCPT III or the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) as soon as available, but in any event at least fifteen (15) days before the end of each fiscal year of the Consolidated Group, forecasts prepared by management of CCPT III or Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).
As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of CCPT III or the Borrower which shall include compliance with the covenants set forth in Sections 7.06 and 7.11, (ii) a certificate as of the end of the immediately preceding fiscal quarter of the Consolidated Group, setting forth and certifying the amount of all Dividend Reinvestment Proceeds received by CCPT III during such immediately preceding fiscal quarter and including a certificate from the chief financial officer, or other executive officer or director, of CCPT III or the Borrower certifying that the Borrower shall continue to be in compliance with all applicable provisions of the Code and its bylaws and operating covenants after giving effect to such dividends or distributions, (iii) a duly completed Borrowing Base Compliance Certificate signed by a Responsible Officer of the Borrower, setting forth and certifying the amount of the Borrowing Base then in effect as of the end of the immediately preceding fiscal quarter of the Consolidated Group, and (iv) solely in conjunction with the delivery of the financial statements referred to in Section 6.01(a), an updated Schedule 5.05, Schedule 5.08 and Schedule 5.13, if applicable;
     (b) promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;
     (c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of CCPT III or the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Consolidated Group may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto (including, without limitation, all form 10-K and 10-Q reports);
     (d) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
     (e) promptly, any information that the Administrative Agent deems lawfully necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities; and
     (f) promptly, such additional information regarding the business, financial or corporate affairs of the Loan Parties or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Consolidated Group posts such documents, or provides a link thereto on CCPT III’s or Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform that is designated “Public Investor Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Investor Side Information”.
     6.03 Notices. Promptly notify the Administrative Agent:
     (a) of the occurrence of any Default and any Event of Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by the Consolidated Group, including any determination by the Borrower referred to in Section 2.10(b); and
     (e) of any announcement by Moody’s or S&P of any change in a Debt Rating of CCPT III.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of CCPT III or the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. With respect to the Loan Parties, subject to the cure periods and provisions contained in Section 8.01, pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party; (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.
     6.05 Preservation of Existence, Etc. With respect to each Loan Party: (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business and the business of any of their Subsidiaries, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect and (d) maintain or cause to be maintained (as applicable) CCPT III’s status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material Properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its Property.
     6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of a Loan Party, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of a Loan Party or Subsidiary thereof, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over a Loan Party or Subsidiary thereof, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (so long as no Event of Default has occurred and is continuing, a Responsible Officer of any member of the Consolidated Group shall be present at any discussions with independent public accountants), all at the expense of the Borrower and at such reasonable times during normal business hours (provided such visits shall not occur when any independent auditors are conducting an audit of any member of the Consolidated Group), upon reasonable advance notice to the Borrower; provided, however, that such visits shall be limited to no more than once in any calendar year unless an Event of Default has occurred and is continuing, and if an Event of Default has occurred and is continuing, the Administrative Agent and any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital and general corporate purposes (including real estate acquisitions) not in contravention of any Law or of any Loan Document, including, without limitation, Regulation U of the FRB.
     6.12 Environmental Matters.
     (a) Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a

Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
     (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
     (c) Defend, indemnify and hold harmless Administrative Agent and each Lender, and its respective officers, directors, agents and representatives from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
     (d) Prior to the acquisition of a new Project after the Closing Date, perform or cause to be performed an environmental investigation which investigation shall at a minimum comply with the specifications and procedures attached hereto as Exhibit H. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.
     6.13 Additional Subsidiary Guarantors. Notify the Administrative Agent at any time that Borrower will be adding a Project to the pool of Qualified Unencumbered Properties upon which the Unencumbered Asset Value is determined. Such Project shall be included in the pool of Qualified Unencumbered Properties upon delivery of the following to Administrative Agent:
     (i) Description of such Project;
     (ii) A certificate of a Responsible Officer that (A) includes a pro forma Compliance Certificate demonstrating the effects of including such Project and (B) certifies (1) such Project satisfies the criteria to be (x) a Qualified Unencumbered Property and (y) included in the calculation of Unencumbered Asset Value, (2) the value or NOI of such Project used in the calculations in such pro forma Compliance Certificate, (3) the name of the owner of all or any portion of such Project (which must be a Wholly Owned Subsidiary as of the date on which it is added as a Qualified Unencumbered Property), (4) the date on which such Project shall become a Qualified Unencumbered Property (the “Addition Date”), which shall be no sooner than ten (10) days after delivery of the items described in clauses (i) through (iii) of this Section and (5) that there exists no Event of Default under this Agreement and that the addition of such Project shall not result in any such Event of Default; and

(iii) A title report respecting such Project dated not more than fifteen (15) days prior to the date such Project will be added to such pool of Qualified Unencumbered Properties and, except with respect to any Project that had been included in such pool of Qualified Unencumbered Properties within one (1) year prior to the date such Project will be added to such pool of Qualified Unencumbered Properties, a Phase I environmental report respecting such Project dated not more than six (6) months prior to the date such Project will be added to such pool of Qualified Unencumbered Properties.
The effective date of the addition of such Project to the pool of Qualified Unencumbered Properties shall be the Addition Date. If the owner of all or any portion of such Project is not a Loan Party, the Borrower shall, within ten (10) days after the Addition Date, (a) cause such owner to become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) for such Person, together with favorable opinions of counsel to such Person (which shall cover the legality, validity, binding effect and enforceability of the documentation referred to in clause (a) and such other matters as may be reasonably required by the Administrative Agent), in each case in form and substance similar to those delivered on the Closing Date.
     6.14 Removal of Qualified Unencumbered Properties. Notify the Administrative Agent at any time that Borrower will be removing a Project from the pool of Qualified Unencumbered Properties upon which the Unencumbered Asset Value is determined. Such Project shall be removed from the pool of Qualified Unencumbered Properties upon delivery of the following to Administrative Agent:
     (i) Description of such Project; and
     (ii) A certificate of a Responsible Officer that (A) includes a pro forma Compliance Certificate demonstrating the effects of removing such Project and (B) certifies (1) the value or NOI of such Project used in the calculations in such pro forma Compliance Certificate, (2) the name of the owner of all or any portion of such Project, (3) the date on which such Project shall be removed from the pool of Qualified Unencumbered Properties (the “Requested Removal Date”), which shall be no sooner than ten (10) days after delivery of the items described in clauses (i) through (ii) of this Section and (4) that there exist no Events of Default under this Agreement and that the removal of such Project shall not result in any such Event of Default. The “Removal Date,” for any given Project shall be the date of the Requested Removal Date to the extent all conditions to the release of such Project set forth herein are fully satisfied and no Event of Default exists as of such Removal Date.
     The effective date of the removal of such Project from the pool of Qualified Unencumbered Properties shall be the Removal Date. If the owner of such Project is a Subsidiary Guarantor and shall cease to be the owner of any Qualified Unencumbered Property upon such Removal Date, such Person shall cease to be a Subsidiary Guarantor as of such Removal Date. The Administrative Agent hereby agrees to endeavor to provide to Borrower the written confirmation of the occurrence of a Removal Date with respect to a Project promptly, and in any case within ten (10) Business Days, following its receipt and review of the materials referenced in items (i) and (ii) above; provided, that if the Administrative Agent does not object to the occurrence of a proposed Removal Date within such ten (10) Business Day period, the Administrative Agent shall be deemed to have confirmed the occurrence such Removal Date.

ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than inchoate indemnification liabilities arising under the Loan Documents) shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any other Loan Party or any Subsidiary (except as limited below) to:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any Qualified Unencumbered Property or the Equity Interests of a Subsidiary Guarantor, whether now owned or hereafter acquired, other than the following:
     (a) with respect to the Qualified Unencumbered Properties, Liens arising pursuant to clauses (a), (c), (d), (e) and (f) in the definition of Permitted Liens; and
     (b) with respect to the Equity Interests of the Borrower or any Subsidiary Guarantor;
     (i) Liens arising pursuant to the Loan Documents; and
     (ii) Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or which have been insured or bonded.
     7.02 Investments. Make any Investments, except:
     (a) Investments held by a Loan Party or Subsidiary thereof in the form of cash or Cash Equivalents;
     (b) advances to officers, directors and employees of the Loan Parties and Subsidiaries in an aggregate amount not to exceed One Million and No/100 Dollars ($1,000,000.00) at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) Investments in any Person which is a Loan Party;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guarantees permitted pursuant to Section 7.03 below;
     (f) Investments related to income-producing Projects, single tenant or mixed-use Projects, Construction in Progress, improved land, unimproved land, Eligible Real Estate Investments and any business activities and Investments reasonably incidental thereto and Investments in partnerships or joint ventures; provided, that such Investments shall, as applicable, be limited as follows:
     (i) the aggregate value of Investments in all non-wholly owned general and limited partnerships, joint ventures and other Persons (including, without limitation, Investments in C Corporations, Investments in Investment Affiliates and any such Investments in existence as of the date hereof), in each case, which are not consolidated with CCPT III for financial reporting purposes under GAAP, shall not constitute more than fifteen percent (15.0%) of Total Asset Value;
     (ii) Investments in Projects contributing to the calculation of Construction in Progress and Improved Land Value shall not, in the aggregate, at any time exceed an amount equal to five percent (5.0%) of Total Asset Value (which for Construction in Progress and Improved Land Value held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Construction in Progress and Improved Land Value);
     (iii) Investments in Projects contributing to the calculation of Unimproved Land Value shall not at any time exceed an amount equal to five percent (5.0%) of Total Asset Value (which for Unimproved Land Value held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Unimproved Land Value); and
     (iv) Investments in Eligible Real Estate Investments shall not, in the aggregate, exceed ten percent (10.0%) of Total Asset Value (which for Eligible Real Estate Investments held or owned by Investment Affiliates, will be based upon the Consolidated Group Pro Rata Share of such Eligible Real Estate Investments).
In addition to the limitations above contained in this clause (f), the aggregate value of the types of Investments permitted pursuant to clauses (f)(i) — (iv) above shall not, in any case, exceed an amount equal to twenty-five percent (25.0%) of Total Asset Value;
     (g) Investments existing on the date hereof;
     (h) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investments were not made in connection with or anticipation of such Person becoming a Subsidiary of the Borrower; and
     (i) Investments in new Subsidiaries;
     provided, that notwithstanding anything to the contrary herein, no Investments shall be made, assumed or permitted to exist which Investments are contrary to the terms and requirements set forth in clause (f) of this Section 7.02
     7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness constituting Secured Debt outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

     (c) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (d) Indebtedness in respect of capital leases, Off-Balance Sheet Arrangements and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed One Million and No/100 Dollars ($1,000,000.00);
     (e) Secured Debt of Persons other than the Loan Parties (including any such Indebtedness referenced in clause (b) above) and Guarantees thereof to the extent such Indebtedness and/or Guarantees do not cause the Borrower to violate any of the financial covenants set forth in Section 7.11;
     (f) Guarantees (i) in respect of Indebtedness or other performance obligations otherwise permitted hereunder or (ii) constituting Investments permitted under Section 7.02;
     (g) Indebtedness incurred in respect of indemnification claims relating to adjustments of purchase price or similar obligations in any case incurred in connection with any Disposition permitted under Section 7.05;
     (h) Indebtedness in respect of workers’ compensation claims, self-insurance premiums, performance, bid and surety bonds and completion guaranties, in each case, in the ordinary course of business;
     (i) Indebtedness constituting Permitted Unsecured Debt; and
     (j) other Indebtedness existing on the Closing Date and identified on Schedule 7.03.
     7.04 Fundamental Changes. With respect to any Loan Party, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
     (a) any Subsidiary Guarantor may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more of the other Subsidiary Guarantors;
     (b) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary Guarantor;
     (c) any Subsidiary Guarantor may merge with any third party; provided that (i) such merger is part of one or more transactions constituting an Investment permitted in accordance with the terms and conditions of this Agreement and (ii) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor; and
     (d) any Subsidiary Guarantor may merge with any other Person if (i) such merger is for the sole purpose of causing a change in the jurisdiction of organization of such Subsidiary Guarantor, (ii) the percentage share of the Borrower’s and CCPT III’s ownership of the Equity Interests of such Subsidiary Guarantor, in the aggregate, is not changed, (iii) the Person merged with the applicable Subsidiary Guarantor does not have any material liabilities, obligations or other Indebtedness or any material Contractual Obligations of any type and (iv) immediately following such merger, the surviving entity remains or becomes, as applicable, a Subsidiary Guarantor.
     7.05 Dispositions. Except as expressly permitted in Section 7.04, make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of property to the Borrower or to a Wholly-Owned Subsidiary that is or will be a Subsidiary Guarantor upon the completion of such Disposition;
     (c) Any other Dispositions:
     (i) by a Loan Party; provided that (A) no Event of Default shall exist as of the date of such Disposition or would result from such Disposition, (B) such Disposition is for fair market value, (C) written approval of the Required Lenders and the Administrative Agent shall be required for any Disposition, to the extent such Disposition, together with all other Dispositions consummated during the Measurement Period most recently ended, has an aggregate fair market value that is greater than ten percent (10%) of Total Asset Value (as of the most recently ended Measurement Period) and (D) regardless of whether approval of the Required Lenders is otherwise required hereunder or under any Loan Document in connection with any Disposition of any Project or of an ownership interest in a Project or the Person owning the Project, to the extent such Disposition, together with all other Dispositions consummated during such calendar quarter exceed a fair market value of Fifty Million and No/100 Dollars ($50,000,000.00), in the aggregate, the Borrower will give prior written notice to the Administrative Agent of such Disposition and will, not less than five (5) days prior to the consummation of such Disposition, deliver to the Administrative Agent a pro-forma Compliance Certificate (as if such Disposition had occurred as of the last day of the most recently ended Measurement Period) based on the results of such Disposition demonstrating compliance with the covenants contained herein; and
     (ii) by a Subsidiary that is not a Loan Party, to the extent such Disposition is for fair market value (or for consideration otherwise approved in writing by the Administrative Agent in its reasonable discretion).
     7.06 Dividend Payout Ratio.
     (a) Permit the Dividend Payout Ratio, at any time, to exceed ninety-five percent (95%); and
     (b) Permit CCPT III, at any time an Event of Default exists, to make or declare any dividends or similar distributions without the written consent of the Administrative Agent and Required Lenders.
     Notwithstanding anything in this Section 7.06 to the contrary, CCPT III shall be permitted at all times to distribute the minimum amount of dividends necessary for CCPT III to maintain its tax status as a real estate investment trust.

     7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to a Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (b) the Advisor Fee.
     7.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary Guarantor to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary of any Loan Party to Guarantee the Indebtedness of the Borrower or (iii) of a Loan Party or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on any Qualified Unencumbered Property; provided, however, that this clause (iii) shall not prohibit any Negative Pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(b) or (e) solely to the extent any such Negative Pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except for a Lien securing Secured Debt permitted under Section 7.03.
     7.10 Use of Proceeds. Use the proceeds of (i) any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (ii) any Committed Revolving Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to make a Borrower Loan Purchase under Section 10.06(i).
     7.11 Financial Covenants.
     (a) Leverage Ratio. Permit the Leverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than sixty percent (60%).
     (b) Unsecured Debt to Unencumbered Asset Value Ratio. Permit the ratio of (i) Unsecured Debt to (ii) Unencumbered Asset Value, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than sixty percent (60%).
     (c) Unsecured Debt Service Coverage Ratio. Permit the Unsecured Debt Service Coverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.75 to 1.0.
     (d) Secured Debt Ratio. Permit the ratio of (i) Secured Debt owed by the Consolidated Group to (ii) Total Asset Value, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be greater than forty percent (40%).

     (e) Maximum Real Estate Recourse Debt Ratio. Permit the ratio of (i) the amount of Secured Debt which is Recourse Debt to (ii) Consolidated Outstanding Indebtedness, as of any date during the term hereof, to exceed five percent (5%) of Consolidated Outstanding Indebtedness.
     (f) Minimum Fixed Charge Coverage. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter of the Consolidated Group (and any other date for which a pro forma Compliance Certificate is required to be delivered pursuant to the terms hereof) to be equal to or less than 1.50 to 1.0.
     (g) Maximum Variable Rate Debt. Beginning June 30, 2011, permit, as of such date and as of any date thereafter during the term hereof, more than twenty-five percent (25%) of Consolidated Outstanding Indebtedness (with respect to which only the principal outstanding on the date of calculation shall be included) to be Variable Rate Debt.
     (h) Minimum Consolidated Net Worth. Permit Consolidated Net Worth, as of any date during the term hereof, to be less than the sum of (i) One Billion Seven Hundred Eighty-Six Million Eight Hundred Thousand and No/100 Dollars ($1,786,800,000.00) plus (ii) an amount equal to seventy-five percent (75.0%) of the aggregate increases in Shareholders’ Equity of the Consolidated Group occurring following the date hereof by reason of the issuance and sale of Equity Interests of the Consolidated Group (other than issuances to a Loan Party), including upon any conversion of debt securities of the Borrower into such Equity Interests.
     7.12 Additional Restricted Actions. Notwithstanding anything contained herein to the contrary,
     (a) enter into, create, permit to exist or permit any other members of the Consolidated Group to enter into, create or permit to exist (i) any assignment of Equity Interests of any Loan Party (other than CCPT III), (ii) intentionally omitted, (iii) any Negative Pledge (other than Negative Pledges entered into by Subsidiaries that are not Loan Parties in connection with any Secured Debt otherwise permitted herein) or (iv) any unencumbered asset covenant or other similar covenant or restriction which prohibits or limits the ability of Borrower or any other member of the Consolidated Group to sell or create Liens against any Qualified Unencumbered Properties;
     (b) permit any Loan Party to enter into any Sale and Leaseback Transaction;
     (c) permit any Loan Party, any Subsidiary thereof or any Investment Affiliate to enter into any Off-Balance Sheet Arrangements without the prior written consent of the Administrative Agent (which such consent shall be granted or withheld in the discretion of the Administrative Agent); or
     (d) if any Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, after the issuance thereof, (i) amend or modify any of the terms of any Indebtedness of such Person (other than Indebtedness arising under the Loan Documents) if such amendment or modification would add or change any terms in a manner adverse in any material respect to such Person or to the Lenders, (ii) shorten the final maturity or average life to maturity thereof or require any payment thereon to be made sooner than originally scheduled or increase the interest rate applicable thereto, or (iii) make (or give any notice with respect thereto) any voluntary or optional payment or prepayment thereof, or make (or give any notice with respect thereto) any redemption or acquisition for value or defeasance (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange with respect thereto.

     7.13 Organizational Matters. Permit the Borrower or any member of the Consolidated Group to (a) change its fiscal year without the prior written consent of the Required Lenders or (b) amend, modify or change its partnership agreement (other than a change limited solely to add additional limited partners or authorize the issuance of additional units) or articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in any manner that would reasonably be likely to adversely affect the rights of the Lenders in any material respect.
     7.14 Ownership and Creation of Subsidiaries. Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Loan Party (other than CCPT III) to issue or have outstanding any shares of preferred Equity Interests or (b) create, acquire or permit to exist any Foreign Subsidiaries.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12 or Article VII, or any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues beyond any cure period as may be specifically noted therein (or, if no such cure period is provided, thirty (30) days after such Loan Party’s receipt of notice of such failure); provided, however, if such failure cannot be reasonably cured within such cure period, such cure period shall be extended by a reasonable amount of time needed to cure such failure not to exceed sixty (60) days after such Loan Party’s receipt of such notice; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in any material respect, when made or deemed made; or
     (e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness that is not Recourse Debt or any Guarantee of any such Indebtedness (in either case, other than the Obligations and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and such failure is not waived and continues beyond any cure period as may be specifically noted therein, or (B) fails to observe or perform any other material agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case that is not waived, continues beyond any cure period and results in such Indebtedness or Guarantee becoming or being declared immediately due and payable; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any Event of Default (as defined in such Swap Contract) as to which any Loan Party is the Defaulting Party (as defined in such Swap Contract) that is not waived and continues beyond any cure period provided therein or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which any Loan Party is an Affected Party (as defined therein) and, in either event, the Swap Termination Value owed by any Loan Party as a result thereof is greater than Ten Million and No/100 Dollars ($10,000,000.00); or (iii) there occurs any event of default or other condition permitting acceleration at the option of the applicable creditor of the obligations under any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) of the Borrower or any Subsidiary that is Recourse Debt, having an aggregate outstanding principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Ten Million and No/100 Dollars ($10,000,000.00); or
     (f) Insolvency Proceedings, Etc. Any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) A Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against a Loan Party (i) any one or more judgments or orders for the payment of money in an aggregate amount exceeding Ten Million and No/100 Dollars ($10,000,000.00) individually or the Threshold Amount in the aggregate (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) which remains unsatisfied or unstayed for a period in excess of sixty (60) days, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, either (A) the Loan Party or the applicable Subsidiary is not actively challenging the validity, enforceability or effectiveness of such judgment or the grounds for same or (B) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Plan which has resulted in liability of any Loan Party or any Subsidiary thereof under Title IV of ERISA to the Plan or the PBGC in an aggregate amount in excess of Ten Million and No/100 Dollars ($10,000,000.00), or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of Ten Million and No/100 Dollars ($10,000,000.00); or
     (j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan

Party or any other Person contests in writing or pursuant to judicial proceedings the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Environmental Remediation. Failure to remediate within the time period permitted by Law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Projects owned by the Borrower or any other member of the Consolidated Group or Investment Affiliates where aggregate book values are in excess of the Threshold Amount.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of the entry of an order for relief with respect to a Loan Party or a Subsidiary thereof under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15 and Section 2.16 be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the L/C Issuer (not to exceed one counsel to the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings and (ii) breakage, termination or other payments due under any Swap Contract between any Loan Party and any Lender or any Affiliate of a Lender, ratably among the Lenders, the applicable Affiliates (with respect to clause (ii)) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
     Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C

Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Book Managers, Documentation Agents, Syndication Agent(s) or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
     9.10 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Subsidiary Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary Guarantor as a result of a transaction permitted hereunder and (b) to release the Cash Collateral and any Lien thereon in accordance with the terms and conditions set forth in Section 2.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of the Leverage Ratio (including any change in such defined term or defined terms used directly or indirectly in the definition of Leverage Ratio), as it is used in determining the Applicable Rate, that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
     (g) release the Borrower, CCPT III or all or substantially all of the Subsidiary Guarantors without the written consent of each Lender, except to the extent the release of a Guarantor is permitted pursuant to the terms hereof (in which case such release may be made by the Administrative Agent acting alone in accordance with Section 9.10);

     (h) change the definition of “Borrowing Base” or any of the definitions directly related thereto without the written consent of each Lender; or
     (i) change the definition of “Qualified Unencumbered Properties” without the written consent of each Lender;
     and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
Notwithstanding the above:
     (A) prior to the termination of the Aggregate Revolving Commitments, unless also signed by Revolving Lenders holding in the aggregate at least a majority of the Aggregate Revolving Commitments, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 4.02(b) or (ii) amend, change, waive, discharge or terminate Sections 2.03(a)(ii)(B), 4.02 or 8.01 in a manner adverse to such Lenders or this clause (A);
     (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein,
     (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; and
     (D) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (y) the principal owing to such Lender may not be decreased without the consent of such Lender and (z) the interest rate being paid to such Lender may not be decreased without the consent of such Lender.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line

Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     (e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, any Lender and the L/C Issuer (but not including fees related to internal counsel of such Persons) taken as a whole (unless (x) a conflict exists as determined in the good faith judgment of each affected Lender or the L/C Issuer, in which case(s) the fees, charges and disbursements of reasonably necessary additional counsel for all such affected Lenders or the L/C Issuer shall be covered, or (y) a special counsel is necessary as determined in the good faith judgment of the Administrative Agent, in which case(s) the fees, charges and disbursements of one reasonably necessary special counsel for the Administrative Agent shall be covered), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel referenced in subsection (a)(iii); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 9.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel referenced in subsection (a)(iii).
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel for all Indemnitees (but not including fees related to internal counsel of such Persons), plus, (x) in the event of a conflict of interest as determined in the good faith judgment of each affected Indemnitee, one additional counsel for all such affected Indemnitees (together with all similarly situated Indemnitees) and (y) in the event that a special counsel is necessary as determined in the good faith judgment of the Administrative Agent, one additional counsel for Administrative Agent), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. It is understood and agreed that the Administrative Agent may determine, in its discretion, the one counsel for all Indemnitees referenced in this subsection (b); provided, however, that upon the written request of the Required Lenders (subject to the proviso in Section 9.03(b)), the Administrative Agent shall, pursuant to such written request, engage a different counsel to serve as the one counsel for all Indemnitees referenced in this subsection (b).
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, a Loan Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten (10)

Business Days after receipt by Borrower of written demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of a Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06	Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans (and participations in Letters of Credit and Swing Line Loans) of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than One Million and No/100 Dollars ($1,000,000.00) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Intentionally Omitted.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Borrower shall be deemed to have consented to any such assignment requiring its consent under this clause (A) unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
     (C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under Swing Line Loans (whether or not then outstanding).
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) payable by the assignor; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Certain Persons. Except as provided in subsection (i) of this Section 10.06, no such assignment shall be made (A) to a Loan Party or any Affiliates or Subsidiaries of a Loan Party or (B) to any Defaulting Lender or any of its Affiliates or Subsidiaries or to any Person who, upon becoming a Lender hereunder, would constitute one of the foregoing Persons described in this clause (B).
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     (vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or a Loan Party or any Affiliates or Subsidiaries of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of Three Thousand Five Hundred and No/100 Dollars ($3,500.00) (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     (h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) calendar days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) calendar days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     (i) Borrower Loan Purchase.
     (i) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower shall have the right from time to time to voluntarily purchase Term Loans from one or more Lenders and simultaneously cancel or retire such Term Loans and Lenders shall be permitted to sell or assign such Term Loans to the Borrower (in each case, a “Borrower Loan

     Purchase”) provided that no Default or Event of Default shall exist at the time of such purchase and assignment or would result from such purchase and assignment and subject to satisfaction all of the other requirements of this Section 10.06(i).
     (ii) Any offer to make a Borrower Loan Purchase by the Borrower and any sale of Term Loans to the Borrower by a Lender shall be in accordance with the following:
     (A) by no later than 11:00 a.m. at least five (5) Business Days prior to the Response Date (as defined below), the Borrower shall notify the Administrative Agent (and the Administrative Agent shall provide such information to the Lenders), in writing, of its desire to purchase Term Loans from the Lenders (the “Purchase Offer”) which Purchase Offer shall be made to all Lenders on a pro rata basis and shall contain (I) the date by which the Lenders may elect to participate in a Borrower Loan Purchase (the “Response Date”), (II) the price (which may be a range and which may be at a discount to par) of the proposed purchase (the “Offer Price”), (III) the amount of Term Loans the Borrower is proposing to purchase and (IV) the type of Term Loans, if applicable;
     (B) no later than 5:00 p.m. on the Response Date, each Lender shall, in its sole discretion, notify the Administrative Agent and the Borrower, in writing, as to the amount of Term Loans it wishes to sell to the Borrower (which shall not be less than One Million and No/100 Dollars ($1,000,000.00) at the Offer Price (any such notification by a Lender shall be irrevocable absent manifest error and shall be referred to herein as a “Sales Offer” and any failure to timely provide such notice shall be deemed a decline of the Purchase Offer);
     (C) Borrower may accept as many or as few of the Sales Offers by written notice to the Administrative Agent no later than 5:00 p.m. as of the third Business Day following the Response Date (the “Acceptance Date”), provided that (I) such offers must be accepted in descending order of discount (that is, Borrower must accept the greatest discount first, then the next greatest discount, and so on), and (II) in the case of a tie, the prepayment must be applied on a pro rata basis to the offering Lenders based on the principal amount of the Loans offered for prepayment. The Administrative Agent will notify the Lenders that provided Sales Offers as to whether or not their offer was accepted and, in the case of acceptance, the principal amount subject to prepayment. Borrower will purchase the Loans on a certain Business Day (the “Settlement Date”; which Settlement Date shall be determined by Borrower in conjunction with the Administrative Agent, provided that the Settlement Date shall be (x) no earlier than two (2) Business Days and (y) no later than five (5) Business Days, in each case, following the Acceptance Date) by payment of the discounted principal amount to the Administrative Agent for distribution to the respective Lenders; and
     (D) on the Settlement Date, the Borrower shall deliver to the Administrative Agent a certificate stating that (I) when the Borrower delivered the Purchase Offer and (II) at all times subsequent to its delivery of the Purchase Offer through the time of such Borrower Loan Purchase, the Borrower did not have any material non-public information (“MNPI”) that either (y) was not, or has not been, disclosed to the Lenders (other than those which have elected not to receive such MNPI) during such time or (z) would reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the Term Loan or a Lender’s decision to participate in such Borrower Loan Purchase.

     (iii) In order to consummate a Borrower Loan Purchase:
     (A) each of the assigning Lender and the Borrower (in its capacity as purchaser of the applicable Term Loan) shall enter into a Borrower Assignment Agreement as of the Settlement Date; and
     (B) the Administrative Agent shall receive the recordation and processing fee in connection with such assignment as set forth in Section 10.06(b)(iv);
     (iv) A Borrower Loan Purchase shall be effective upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) of this Section 10.06(i) above and such date shall be referred to herein as a “Borrower Assignment Effective Date.”
     (v) On and after a Borrower Assignment Effective Date, (I) the Term Loans purchased by the Borrower shall be deemed cancelled or retired for all purposes and shall no longer be deemed outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents (notwithstanding any provisions herein or therein to the contrary), including, but not limited to, (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document, (D) the determination of Required Lenders and (E) the calculation of the amount of Indebtedness hereunder and (II) no interest or fees of any type shall accrue from and after a Borrower Assignment Effective Date on any Term Loans purchased by the Borrower on such Borrower Assignment Effective Date. For clarification purposes, the Borrower shall never be deemed to be a Lender hereunder.
     (vi) The Lenders hereby consent to the transactions described in this Section 10.06(i) and waive the requirements of any provision of this Agreement and any other Loan Document that might otherwise result in a breach of this Agreement or create a Default or an Event of Default as a result of or in connection with the consummation of any Borrower Loan Purchase. The Lenders acknowledge that purchases made by the Borrower pursuant to this Section 10.06(i) will result in the retirement of Term Loans on a non-pro rata basis among the Lenders. The Lenders further acknowledge that any payment made to a Lender in connection with a Borrower Loan Purchase is solely for the account of such Lender and no ratable sharing of such proceeds is required under this Agreement or any other Loan Document.
     (vii) All Borrower Loan Purchases and subsequent cancellation or retirement of such Term Loans by the Borrower pursuant to this Section 10.06(i) shall reduce pro rata the payments, with respect to Term Loans, due on the Maturity Date.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary of any Loan Party relating to the Borrower or any Subsidiary of any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or a Subsidiary of any Loan Party, provided that, in the case of information received from the Borrower or any Subsidiary of any Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary of any Loan Party, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer, the Swing Line Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
     10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 10.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding “par” principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (c) WAIVER OF VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Lenders and the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger or Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger or Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Lenders and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     10.18 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.19 Time of the Essence. Time is of the essence of the Loan Documents.
     10.20 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY.